Exhibit 10.1

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

15 September 2006

among

ACXIOM CORPORATION

the other parties hereto,

JPMORGAN CHASE BANK, N.A.

as the agent,

and

Bank of America, N.A.,

as syndication agent

and

SunTrust Bank, Wachovia Bank, National Association,

and

Deutsche Bank Securities Inc.

as co-documentation agents

J.P. MORGAN SECURITIES, INC.,

as sole bookrunner and lead arranger

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(b)	Optional Termination and Reduction	30
(c)	Notice of Termination or Reduction	30
Section 2.09.	Repayment of Loans; Evidence of Debt.	30
(a)	Promise to Pay	30
(b)	Lender Records	31
(c)	Agent Records	31
(d)	Prima Facie Evidence	31
(e)	Request for Note	31
(f)	Amortization of Term Loan	31
Section 2.10.	Prepayments.	32
(a)	Optional Prepayment	32
(b)	Mandatory Prepayment of Revolving Loans	32
(c)	Mandatory Prepayment from Excess Cash Flow	32
(d)	Mandatory Prepayment from Net Proceeds of Prepayment Event	32
(e)	Designation of Borrowing	33
(f)	Notice of Prepayment	33
Section 2.11.	Fees.	33
(a)	Commitment Fees	33
(b)	Letter of Credit Fees	33
(c)	Payment of Fees	34
Section 2.12.	Interest.	34
(a)	ABR	34
(b)	Fixed Rate	34
(c)	Fed Funds	34
(d)	Default Rate	34
(e)	Payment of Interest	34
(f)	Basis of Accrual	35
Section 2.13.	Alternate Rate of Interest	35
Section 2.14.	Increased Costs and Capital Adequacy.	35
(a)	Increased Costs	35
(b)	Capital Adequacy	36
(c)	Certificate Claiming Compensation	36
(d)	Time Frame for Request for Compensation	36
Section 2.15.	Break Funding Payments	36
Section 2.16.	Taxes.	37
(a)	Gross Up	37
(b)	Payment of Other Taxes	37
(c)	Tax Indemnity	37
(d)	Receipt of Payment	37
(e)	Refund	38
(f)	Withholding Tax Forms	38
Section 2.17.	Payments Generally; Pro Rata Treatment; Sharing of Set–Offs.	38
(a)	Payments Generally	38
(b)	Pro Rata Treatment of Payments	38
(c)	Sharing of Set–Offs	39
(d)	Payment Assumption	39
(e)	Default by Lender	39
(f)	Proceeds of Collateral Received by Agent and Guaranty	39
(g)	Incorrect Distribution	40
(h)	Return of Proceeds	40
(i)	Proceeds Received Directly by a Creditor	40

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(j)	Non–Cash Proceeds	40
Section 2.18.	Mitigation Obligations; Replacement of Lenders.	41
(a)	Mitigation	41
(b)	Replacement	41
Section 2.19.	Unavailability of Foreign Currency Loans	41
Section 2.20.	European Economic and Monetary Union Provisions	42
(a)	Redenomination and Alternative Currencies	42
(b)	Payments by the Agent Generally	42
(c)	Basis of Accrual	42
(d)	Rounding and Other Consequential Changes	42
Section 2.21.	Increase of Revolving Commitments	43

ARTICLE III. REPRESENTATIONS AND WARRANTIES		43

Section 3.01.	Organization; Powers	43
Section 3.02.	Authorization; Enforceability	43
Section 3.03.	Governmental Approvals; No Conflicts	44
Section 3.04.	Financial Condition; No Material Adverse Change.	44
(a)	Financial Statements	44
(b)	Contingent Liabilities, etc	44
(c)	Material Adverse Change	44
Section 3.05.	Properties.	44
(a)	Title	44
(b)	Intellectual Property	44
Section 3.06.	Litigation and Environmental Matters.	45
(a)	Pending Actions	45
(b)	Environmental Matters	45
(c)	Material Adverse Effect	45
Section 3.07.	Compliance with Laws and Agreements	45
Section 3.08.	Investment Company Status	45
Section 3.09.	Taxes	45
Section 3.10.	ERISA	45
Section 3.11.	Disclosure	45
Section 3.12.	Subsidiaries	46
Section 3.13.	Insurance	46
Section 3.14.	Labor Matters	46
Section 3.15.	Solvency	46
Section 3.16.	Margin Securities	47
Section 3.17.	Tender Offer	47
(a)	Tender Offer Materials	47
(b)	Compliance with Law	47
(c)	Pending Actions	47
Section 3.18.	Perfection of Security Interests	47

ARTICLE IV. CONDITIONS		48

Section 4.01.	Effective Date	48
Section 4.02.	Each Credit Event	49
Section 4.03.	Effective Date Advances and Adjustments	50

ARTICLE V. AFFIRMATIVE COVENANTS		50

Section 5.01.	Financial Statements and Other Information	50

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(b)	Written Release	67

ARTICLE X. MISCELLANEOUS		68

Section 10.01.	Notices	68
Section 10.02.	Waivers; Amendments.	68
(a)	No Waiver; Rights Cumulative	68
(b)	Amendments	68
Section 10.03.	Expenses; Indemnity; Damage Waiver.	69
(a)	Expenses	69
(b)	Borrower Indemnity	70
(c)	Lenders’ Indemnity	70
(d)	Damage Waiver	71
(e)	Due on Demand	71
Section 10.04.	Successors and Assigns.	71
(a)	Successors and Assigns	71
(b)	Assignments	71
(c)	Participation	73
(d)	Pledge	73
Section 10.05.	Survival	73
Section 10.06.	Counterparts; Integration; Effectiveness; Amendment and Restatement of
	Existing Agreement and the Intercreditor Agreement.	74
Section 10.07.	Severability	74
Section 10.08.	Right of Setoff	75
Section 10.09.	Governing Law; Jurisdiction; Consent to Service of Process.	75
(a)	Governing Law	75
(b)	Jurisdiction	75
(c)	Venue	75
(d)	Service of Process	75
Section 10.10.	WAIVER OF JURY TRIAL	75
Section 10.11.	Headings	76
Section 10.12.	Confidentiality	76
Section 10.13.	Maximum Interest Rate.	77
(a)	Limit to Maximum Rate	77
(b)	Savings Clause	77
Section 10.14.	Intercompany Subordination.	77
(a)	Debt Subordination	77
(b)	Lien Subordination	78
(c)	Bankruptcy	78
(d)	Notation of Indebtedness	78
Section 10.15.	Judgment Currency	78
Section 10.16.	USA PATRIOT Act	79
Section 10.17.	Independence of Covenants	79

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EXHIBITS

EXHIBIT A	–	Form of Assignment and Assumption
EXHIBIT B	–	Form of Opinion of Borrower’s Counsel
EXHIBIT C	–	Form of Increased Commitment Supplement
EXHIBIT D	–	Form of Security Agreement
EXHIBIT E	–	Form of Subsidiary Guaranty Agreement

SCHEDULES

SCHEDULE 1.01	–	Calculation of MLA Cost
SCHEDULE 2.01	–	Commitments
SCHEDULE 3.12	–	Subsidiaries
SCHEDULE 6.01	–	Existing Indebtedness
SCHEDULE 6.02	–	Existing Liens
SCHEDULE 6.04	–	Existing Investments
SCHEDULE 6.08	–	Existing Restrictions

EXHIBITS & SCHEDULES, Solo Page

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of September 15, 2006, is among ACXIOM CORPORATION, a Delaware Corporation, the lenders party hereto and JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank who was formerly The Chase Manhattan Bank who was successor in interest by merger to Chase Bank of Texas, National Association), as the agent (the “Agent”).

RECITALS:

A. The Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, and certain other parties entered into that certain Third Amended and Restated Credit Agreement dated as of March 24, 2005 (as such agreement was amended and otherwise modified from time to time, the “Existing Agreement”).

B. The parties hereto now desire to amend and restate the Existing Agreement as herein set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“1934 Act” has the meaning specified in Section 3.17.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accumulated Asset Value” means, with respect to the Borrower as of the date of determination, the sum of (a) the Asset Value as of June 30, 2006 plus (b) the increases (or minus the decreases) in the Asset Value since June 30, 2006 as reflected in the Borrower’s consolidated balance sheet for each completed calendar year occurring subsequent to June 30, 2006 prior to the date of determination.

“Acquiring Company” has the meaning specified in Section 6.04.

“Adjusted EBITDAR” has the meaning specified in Section 7.01.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means JPMorgan as agent for the Lenders hereunder.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 1

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, at any time and with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means:

(a) with respect to any Fixed Rate Term Loan or ABR Term Loan, as the case may be, the applicable rate per annum set forth below under the caption “Term Fixed Rate Spread” or “Term ABR Spread”, as the case may be, opposite the category in the table below which corresponds with the actual Leverage Ratio as of the most recent determination date; provided that from and including the Effective Date until the first date that the Applicable Rate is determined as set forth below in this definition, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1;

Leverage Ratio	Term Fixed Rate Spread	Term ABR Spread
Category 1 < 2.25 to 1.00	1.75%	.25%

Category 2 > 2.25 to 1.00	2.00%	.50%

(b) with respect to any Fixed Rate Revolving Loan, ABR Revolving Loan or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolver Fixed Rate Spread”, “Revolver ABR Spread” or “Commitment Fee Rate”, as the case may be, opposite the category in the table below which corresponds with the actual Leverage Ratio as of the most recent determination date; provided that from and including the Effective Date until the first date that the Applicable Rate is determined as set forth below in this definition, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 3:

Leverage Ratio	Revolver Fixed Rate Spread	Commitment Fee Rate	Revolver ABR Spread
Category 1 <1.00 to 1.00	1.00%	0.200%	0%

Category 2 > 1.00 to 1.00 but < 1.50 to 1.00	1.25%	0.250%	0%

Category 3 > 1.50 to 1.00 but < 2.00 to 1.00	1.50%	0.300%	0%

Category 4 > 2.00 to 1.00 but < 2.50 to 1.00	1.75%	0.375%	.25%

Category 5 > 2.50 to 1.00	2.00%	0.500%	.50%

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 2

For purposes of the foregoing clauses (a) and (b), (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b), beginning with the fiscal quarter ended September 30, 2006 and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 2 with respect to the table in clause (a) above and Category 5 with respect to the table in clause (b) above: (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Agent or at the request of the Required Lenders, if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well–capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Agent to be representative of the cost of such insurance to the Lenders.

“Asset Value” means, with respect to the Borrower as of the date of determination, the sum of the book values of the following for Borrower and the Subsidiaries calculated on a consolidated basis: (a) accounts receivable and (b) property, plant and equipment net of accumulated depreciation and amortization

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Available Currency” means Dollars, Sterling and the Euro.

“Base CD Rate” means the sum of (a) the Three–Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Acxiom Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Fixed Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York, Houston, Texas, or Dallas, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Fixed Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable Available Currency in the London or European interbank market.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 3

“Capital Expenditures” means, for any period: (a) the software development costs, (b) the capitalization of deferred expenses and (c) the capital expenditures of the Borrower and its consolidated Subsidiaries, in each case of clause (a), (b) and (c), as set forth (or as should be set forth) in the investing activities section of the consolidated statement of cash flow of the Borrower for such period prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d) or 14(d) the 1934 Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Borrower; or (b) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral” as defined in the Security Agreement.

“commencement of the third stage of EMU” means the date of commencement of the third stage of EMU by the United Kingdom or the date on which circumstances arise which (in the opinion of the Agent) have substantially the same effect and result in substantially the same consequences as commencement by the United Kingdom of the third stage of EMU as contemplated by the Treaty on European Union.

“Commitments” means the Revolving Commitments, the Term Loan Commitments and the commitment of the Swingline Lender to make Swingline Loans.

“Consolidated Net Income” has the meaning specified in Section 7.01.

“Consolidated Tangible Assets” means, with respect to the Borrower and at any time, the sum of (a) all amounts which in conformity with GAAP would be included as assets on a consolidated balance sheet of the Borrower minus (b) all amounts which in conformity with GAAP would be included as goodwill on a consolidated balance sheet of the Borrower.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 4

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Creditors” means the Agent, the Lenders, and any Affiliate of any Lender or the Agent who is owed any Obligations.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Obligations” means all obligations, indebtedness, and liabilities of the Borrower or any Subsidiary to any Creditor arising pursuant to any deposit, lock box or cash management arrangements entered into by any Creditor with the Borrower or any such Subsidiary, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation, indebtedness, and liabilities of the Borrower and any Subsidiary to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“Disclosed Matters” means all the matters disclosed in the Borrower’s reports to the SEC on form 10-Q for the quarterly period ended June 30, 2006 and on form 10-K for the fiscal year ended March 31, 2006.

“Dispositions” has the meaning set forth in Section 6.05.

“Dollar Amount” means, as of any date of determination, (a) in the case of any amount denominated in Dollars, such amount, and (b) in the case of any amount denominated in another currency, the amount of Dollars which is equivalent to such amount of other currency as of such date, determined by using the Spot Rate on the date two (2) Business Days prior to such date or on such other date as may be requested by the Borrower and approved by the Agent.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDAR” has the meaning specified in Section 7.01.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 5

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any option, warrant or other right relating thereto. The term “Equity Interest” shall not include any Indebtedness convertible into shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person but shall include the shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests issued upon the actual conversion of such Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30–day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” means the single currency of the participating member states of the European Union.

“euro unit” means the currency unit of the Euro.

“Event of Default” has the meaning specified in Article VIII.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 6

“Excess Cash Flow” means, for any period, the sum (without duplication) of:

(a) net cash from operating activities for such period; minus

(b) the unfinanced portion of all Capital Expenditures for such period (“unfinanced portion of all Capital Expenditures” shall include Capital Expenditures financed with Revolving Loans); minus

(c) the unfinanced portion of the cash Purchase Price paid for all Permitted Acquisitions for such period (“unfinanced portion of the cash Purchase Price” shall include all cash Purchase Prices financed with Revolving Loans); minus

(d) the aggregate principal amount of Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such period, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit, (ii) Term Loans prepaid pursuant to Section 2.10(c), and (iii) repayments or prepayments of Indebtedness financed by incurring other Indebtedness.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Agreement” has the meaning specified in the Recitals hereto.

“Fed Funds” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Federal Funds Effective Rate.

“Federal Funds Effective Rate” means (i) for the first day of an ABR Borrowing or Swingline Loan, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Agent, at approximately the time the Borrower requests such ABR Borrowing or Swingline Loan, for Dollar deposits in immediately available funds, for a period and in an amount, comparable to the principal amount of such ABR Borrowing or Swingline Loan, as the case may be, and (ii) for each day of such ABR Borrowing or Swingline Loan thereafter, or for any other amount hereunder which bears interest at the Alternative Base Rate or the Federal Funds Effective Rate, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Agent, at approximately 2:00 p.m. New York City time on such day for Dollar deposits in immediately available funds, for a period and in an amount, comparable to the principal amount of such ABR Borrowing, Swingline Loan or other amount, as the case may be; in the case of both clauses (i) and (ii), as determined by the Agent and rounded upwards, if necessary, to the nearest 1/100 of 1%.

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“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or another authorized officer or employee of the Borrower approved by the Agent and having similar functions.

“Fixed Rate” means, with respect to any Fixed Rate Borrowing, the Available Currency in which it is denominated and the Interest Period therefor, the rate appearing on the Reference Page (as defined below in this definition) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits denominated in such Available Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Fixed Rate” with respect to such Fixed Rate Borrowing, such Available Currency and such Interest Period shall be the rate at which deposits in the Dollar Amount of $1,000,000 denominated in such Available Currency and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London or European (as determined by the Agent) interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The term “Reference Page” means Telerate Page 3750 (or any successor or substitute page of the Telerate Service providing comparable rate quotations for such currency deposits); provided that in the event the applicable rate does not appear on such Telerate Service, the term “Reference Page” means the applicable page of such other comparable publicly available rate quoting service as may be selected by the Agent. The term “Telerate Page” means the display designated by the applicable page number set forth above on the rate quotation service provided by the Moneyline Telerate Company. The term “Fixed Rate” when used with respect to a Fixed Rate Borrowing made by the Swingline Lender through a lending office located in the United Kingdom shall be calculated to include the MLA Cost (as determined in accordance with Schedule 1.01). The term “Fixed Rate” when used with respect to a Fixed Rate Borrowing made by a Lender through a lending office located in the United States of America shall be equal to the rate calculated in the first sentence of this definition for such Fixed Rate Borrowing for such Interest Period multiplied by the Statutory Reserve Rate. “Fixed Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Fixed Rate.

“Fixed Charges” has the meaning specified in Section 7.02.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness, or other obligation (including any obligations under an operating lease) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any

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security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation (including the lessor under an operating lease) of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Acxiom CDC, Inc., Acxiom CH, Inc., Acxiom Canada, Inc., Acxiom Digital, Inc., Acxiom Direct, Inc., Acxiom / Direct Media, Inc., Acxiom e–Products, Inc., Acxiom Information Security Services, Inc., Acxiom Interim Holdings, Inc., Acxiom / May & Speh, Inc., Acxiom Risk Mitigation, Inc. (formerly InsightAmerica, Inc.), Acxiom RM–Tools, Inc., Acxiom Transportation Services, Inc., Acxiom UWS, Ltd., GIS Information Systems, Inc., Market Leap, LLC, Mine Share, Inc., SmartReminders.Com, Inc. and each other Domestic Subsidiary who becomes a guarantor under the Subsidiary Guaranty in accordance with Section 5.10.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, security hedging agreement, other interest, currency or security exchange rate or commodity price hedging arrangement, or any Synthetic Purchase Agreement.

“Hedging Obligations” means all obligations, indebtedness, and liabilities of the Borrower or any Subsidiary to any Creditor arising pursuant to any Hedging Agreements entered into by such Creditor with the Borrower or any such Subsidiary whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in such Hedging Agreements; provided, however, that if a Hedging Agreement which would otherwise be deemed to give rise to Hedging Obligations expressly states that the obligations of the Borrower or Subsidiary party thereto are not secured by any collateral, then the obligations, indebtedness and liability arising thereunder shall not be deemed to be Hedging Obligations under this definition.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) indebtedness in respect of mandatory redemption or mandatory dividend rights on Equity Interests but excluding dividends or other obligations payable solely in additional Equity Interest, (i) all obligations of such Person, contingent or otherwise, for the payment of money under any noncompete, consulting or similar agreement entered into with the seller of a Target or any other similar arrangements providing for the deferred payment of the purchase price for an acquisition permitted hereby or an acquisition consummated prior to the date hereof but only to the extent such amount is required to be characterized as a liability on the balance sheet of such Person in accordance with GAAP, (j) all obligations of such Person under any Hedging Agreement but not

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including the amount of such obligations to the extent that they may be settled with the Equity Interest of the Borrower, and (k) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement dated as of March 24, 2005 among the Borrower, the Guarantors, JPMorgan Chase Bank, N.A., as the collateral agent, and the Agent.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December commencing the first such date after the Effective Date, (b) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan that is not subject to a Fixed Rate Borrowing, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to any Person, (a) the acquisition, purchase or ownership of any Equity Interests or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) issued by any other Person, (b) any loans or advances to any other Person, (c) any Guarantee of any obligations of any other Person, or (d) any other investment or any other acquisition of any Equity Interest in any other Person, and (e) the purchase or other acquisition of (in one transaction or a series of transactions) all or substantially all the assets of any other Person or all or substantially all the assets of any other Person constituting a business unit.

“Issuing Bank” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank or by no more than

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two of the Lenders designated by the Borrower and approved by the Agent, in which case the term “Issuing Bank” shall include any such Affiliate or Lender with respect to Letters of Credit issued by such Affiliate or Lender.

“JPMorgan” means JPMorgan Chase Bank, N.A. who was formerly JPMorgan Chase Bank, who was formerly The Chase Manhattan Bank who was the successor in interest by merger to Chase Bank of Texas, National Association.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement or outstanding under the Existing Agreement on the Effective Date.

“Leverage Ratio” means, on any date, the ratio of Total Indebtedness to Adjusted EBITDAR then most recently calculated in accordance with Section 7.01.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Subsidiary Guaranty, the Security Agreement, and all other certificates, agreements and other documents or instruments now or hereafter executed and/or delivered pursuant to or in connection with the foregoing. The Loan Documents do not include any Hedging Agreements but obligations owed to Lenders and Affiliates of Lenders under Hedging Agreements are included in the Obligations and are secured by the Collateral as set forth in the Security Agreement.

“Loan Obligations” means all obligations, indebtedness, and liabilities of Borrower or any Subsidiary to the Agent and the Lenders, or any of them, arising pursuant to any of the Loan Documents, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, all of the Borrower’s or such Subsidiary’s contingent reimbursement obligations in respect of letters of credit issued pursuant hereto, and all interest accruing thereon and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement and any loan under the Existing Agreement which is outstanding on the Effective Date. Loans may be identified by Type, the applicable Available Currency or the facility under which such Loans was made (i.e., by Class) as described in Section 1.02.

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“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under any Loan Document or (c) the validity, enforceability or collectibility of the Loans or LC Disbursements or the ability of the Agent and the Lenders to enforce a material provision of any Loan Document.

“Material Indebtedness” means either (a) Indebtedness of one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding a Dollar Amount equal to $25,000,000 (other than the Loans and Letters of Credit and other than Indebtedness owed to the Borrower or any Guarantor); or (b) obligations under Synthetic Leases of one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding a Dollar Amount equal to $25,000,000; or (c) any combination of the Indebtedness and obligations described in clauses (a) and (b) in an aggregate principal amount exceeding a Dollar Amount equal to $25,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non–cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments net of (b) the sum of (i) all reasonable fees and out–of–pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, including any sales commissions, investment banking fees, or underwriting discounts, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in the case of (A) taxes during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower) and (B) in the case of reserves for contingent liabilities, during the period of any contractual indemnification obligation or statute of limitation imposed upon the Borrower or any of its Subsidiaries.

“Obligations” means the Loan Obligations, the Hedging Obligations, and the Deposit Obligations.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Investment” means for any Person, as of any date of determination, the sum of: (a) the aggregate outstanding principal amount of all loans and advances then outstanding and made by such Person under the permissions of Section 6.04(i) on or after the Effective Date and the aggregate outstanding principal amount of all loans and advances then proposed to be made by such Person under the permissions of Section 6.04(i); plus (b) the aggregate outstanding amount of all sums Guaranteed pursuant to Guarantees made by such Person under the permissions of Section 6.04(i) on or after the Effective Date and the aggregate outstanding amount of all sums Guaranteed pursuant to Guarantees then proposed to be made by such Person under the permissions of Section 6.04(i); plus (c) the aggregate book value of all other Investments then held by such Person which were made under the permissions of

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Section 6.04(i) on or after the Effective Date and then proposed to be made by such Person under the permissions of Section 6.04(i). For purposes of clarity, it is understood that Investments made prior to the Effective Date and Investments that are permitted by any provision of Section 6.04 other than subsection (i) thereof are not included in the definition of Outstanding Investments.

“Participant” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or acquisition by the Borrower or any Subsidiary of all the Equity Interests of any Person (including the acquisition of such Equity Interests in a series of related transactions comprising a tender offer followed by a merger), all or substantially all the assets of a Person or all or substantially all the assets of a Person constituting a business unit if:

(a) the Target is involved in a similar type of business activities as the Borrower or a Subsidiary;

(b) the proposed acquisition is an acquisition of the stock of a Target, the acquisition will be structured so that the acquired stock will be owned by Borrower or a Subsidiary or, simultaneously with the acquisition or following a tender offer for Equity Interests of the Target, the Borrower or a Subsidiary will merge with the Target, in the case of a merger with the Borrower, with the Borrower surviving and, in the case of a Subsidiary, with either the applicable Subsidiary or the Target surviving. If the proposed acquisition is an acquisition of assets, the acquisition will be structured so that Borrower or a Subsidiary wholly and directly owned by Borrower will acquire the assets;

(c) the Purchase Price for such proposed acquisition is greater than $25,000,000, then the Borrower shall have provided to the Agent and each Lender prior to or on the date that the proposed acquisition is to be consummated the following: (i) the name of the Target; (ii) a description of the nature of the Target’s business; and (iii) a certificate of a Financial Officer of the Borrower (1) certifying that no Default exists or could reasonably be expected to occur as a result of the proposed acquisition, and (2) demonstrating compliance with the criteria set forth in paragraph (g) of Section 6.04 and that the Borrower is and on a pro forma basis will continue to be, in compliance with the financial covenants of this Agreement; and

(d) such acquisition has been: (i) in the event a corporation or its assets is the Target, either (x) approved by the Board of Directors of the corporation which is the Target, or (y) recommended by such Board of Directors to the shareholders of such Target, (ii) in the event a partnership is the Target, approved by a majority (by percentage of voting power) of the partners of the Target, (iii) in the event an organization or entity other than a corporation or partnership is the Target, approved by a majority (by percentage of voting power) of the governing body, if any, or by a majority (by percentage of ownership interest) of the owners of the Target or (iv) in the event the corporation, partnership or other organization or entity which is the Target is in bankruptcy, approved by the bankruptcy court or another court of competent jurisdiction.

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“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 120 days and are not being enforced or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VIII;

(f) easements, zoning restrictions, rights–of–way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising from filing UCC financing statements regarding leases permitted by this Agreement;

(h) leases or subleases of equipment to customers in the ordinary course of business;

(i) leases or subleases entered into by Borrower or a Subsidiary in good faith with respect to its property not used in its business and which do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(j) Liens incurred by Borrower with the consent of the Required Lenders;

provided that the term “Permitted Encumbrances” shall not include any Lien described in clauses (a) through (i) above that secures Indebtedness for borrowed money.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A–2 or better by S&P or P–2 or better by Moody’s;

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(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in corporate debt securities maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of BBB- or better by S&P or Baa3 or better by Moody’s;

(f) investments in municipal securities having, at the date of acquisition thereof, a rating of AA or better by S&P or Aa or better by Moody’s, provided that the Borrower has the right to put such securities back to the issuer or seller thereof at least once every 60 days; and

(g) investments in money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a–7 under the Investment Company Act of 1940, (ii) are rated AA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer and other disposition of assets (including pursuant to a sale and leaseback transaction) of the Borrower or any Domestic Subsidiary under Section 6.05(c) or with the consent of the Required Lenders; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower or any Domestic Subsidiary; or

(c) the incurrence by the Borrower or any Domestic Subsidiary of any Indebtedness other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan (or its successor) as its prime rate in effect at its office in Houston, Texas; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Agreements” means, collectively, the (a) Second Amended and Restated Credit Agreement dated as of February 5, 2003 among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A.,

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as the agent and certain other parties thereto; (b) Amended and Restated Credit Agreement dated as of January 28, 2002 among the Borrower, the lenders party thereto, JPMorgan Chase Bank (now JPMorgan Chase Bank, N.A.), as the agent and certain other parties thereto; and (c) Credit Agreement dated December 29, 1999 among the Borrower, the lenders party thereto, Chase Bank of Texas, National Association (now JPMorgan Chase Bank, N.A.), as the agent, as such Credit Agreements were amended and otherwise modified from time to time.

“Prior Assets” has the meaning specified in Section 7.01.

“Prior Company” has the meaning specified in Section 7.01.

“Prior Target” has the meaning specified in Section 7.01.

“Pro Rata” means, with respect to a Creditor and the type of Obligations specified, at the time of determination, its ratable portion of such Obligations expressed as a percentage determined by dividing the amount of such Obligations owed to such Creditor by the total amount of the same Obligations owed to all Creditors and then multiplying the quotient thereof by 100 and rounding to the nearest one hundredth of one percent.

“Purchase Money Indebtedness” means Indebtedness of a Person incurred to finance the acquisition, construction or improvement of any fixed or capital assets or any data or software (but excluding the acquisition of assets which constitute a business unit of a Person); provided that: (A) such Indebtedness (other than any Indebtedness incurred in connection with any sale and leaseback transactions permitted hereby) and any Lien securing the payment thereof is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement; (B) such Indebtedness, at the time it is originally incurred, does not exceed the amount of the purchase price at the time of acquisition or the costs of construction or improvement, as the case may be, of the applicable assets; and (C) the Liens securing such Indebtedness encumber only the assets acquired, constructed or improved with the Indebtedness incurred and no other asset of the Person. Purchase Money Indebtedness shall include any such Indebtedness of the type described in the first sentence of this definition which is: (A) a Capital Lease Obligation; (B) assumed by a Person in connection with such Person’s acquisition of the asset (including any assumption of a Capital Lease Obligation of a third party customer of such Person in connection with (1) an outsourcing agreement entered into with such third party in the ordinary course of such Person’s business and (2) the transfer to such Person of the assets financed by the Capital Lease Obligation assumed); and/or (C) extended, renewed, replaced or otherwise modified as long as, in connection with any such modification, the outstanding principal amount is not increased unless the aggregate outstanding principal amount thereof immediately after giving effect to such extension, renewal, replacement or other modification does not exceed the market value of the applicable assets as then most recently determined in connection with such modification.

“Purchase Price” means, as of any date of determination and with respect to a proposed acquisition, the purchase price to be paid for the Target or its assets, including all cash consideration paid (whether classified as purchase price, noncompete or consulting payments or otherwise), the value of all other assets to be transferred by the purchaser in connection with such acquisition to the seller (including any stock issued to the seller) all valued in accordance with the applicable purchase agreement and the outstanding principal amount of all Indebtedness of the Target or the seller assumed or acquired in connection with such acquisition.

“Register” has the meaning specified in Section 10.04.

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans, and unused Commitments representing 51% of the sum of the total Revolving Exposures, Term Loans and unused Commitments at such time.

“Restricted Payment” means: (i) any dividend or other distribution (whether in cash, securities or other property but not including any dividend or other distribution to the extent paid by the issuance of Equity Interests of the Borrower) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property but not including any payment to the extent settled by the issuance of Equity Interests of the Borrower) including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary (including any dividend, other distribution or other payment in respect of Equity Interests under a Synthetic Purchase Agreement but not including any dividend, other distribution or payment under a Synthetic Purchase Agreement to the extent paid or settled by the issuance of Equity Interests of the Borrower) and (ii) any payment or other distribution (whether in cash securities or other property but not including any payment or other distribution to the extent settled by the issuance of Equity Interests of the Borrower) of or in respect of principal of or interest on any Indebtedness of the Borrower or any Subsidiary, or any payment or other distribution (whether in cash, securities or other property but not including any payment or other distribution to the extent settled by the issuance of Equity Interests of the Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness. A dividend or other distribution made with respect to any Equity Interests in the Borrower shall not be a “Restricted Payment” to the extent that it is offset against the net cash proceeds received by the Borrower from the substantially concurrent issue or sale of other Equity Interests of the Borrower.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments in accordance with the terms of this Agreement.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. As of the Effective Date, (i) the amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 and (ii) the aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and the Dollar Amount of its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means advances made pursuant to paragraph (b) of Section 2.01 and advances made pursuant to Section 2.01 of the Existing Agreement which are outstanding on the Effective Date.

“Revolving Maturity Date” means September 15, 2011.

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“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of September 15, 2006 executed by Borrower, the Guarantors and the Agent in substantially the form of Exhibit D hereto.

“Senior Indebtedness” means Total Indebtedness less any Indebtedness that would otherwise be included in Total Indebtedness but which is subordinated to the Loans on terms satisfactory to the Agent.

“Senior Leverage Ratio” means, on any date, the ratio of Senior Indebtedness as of the most recent fiscal quarter end to Adjusted EBITDAR for the four fiscal quarters then ended.

“Significant Subsidiary” means, at any date of determination, any Subsidiary (i) whose consolidated total assets (as determined in accordance with GAAP) equals or exceeds five percent (5%) of the consolidated total assets of the Borrower (as determined in accordance with GAAP), or (ii) whose Consolidated Net Income for the most recently completed four fiscal quarters equals or exceeds five percent (5%) of the Borrower’s Consolidated Net Income for such period. In calculating Consolidated Net Income under the foregoing clause for a four fiscal quarter period, if the Borrower or a Subsidiary acquires the assets of a Target either directly or through a merger, the Consolidated Net Income of the Target for such four fiscal quarter period attributable to the time prior to the acquisition shall be added to the Consolidated Net Income of the Borrower or such Subsidiary, as applicable.

“Spot Rate” means, with respect to any day, the rate determined on such date on the basis of the offered exchange rates, as reflected in the foreign currency exchange rate display of the Moneyline Telerate Company at or about 10:00 a.m. (Dallas, Texas time), to purchase Dollars with the other applicable currency, provided that, if at least two such offered rates appear on such display, the rate shall be the arithmetic mean of such offered rates and, if no such offered rates are so displayed, the Spot Rate shall be determined by the Agent on the basis of the arithmetic mean of such offered rates as determined by the Agent in accordance with its normal practice.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject. With respect to the Base CD Rate, the Statutory Reserve Rate shall be determined based on the reserve percentage for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months. With respect to the Fixed Rate Loans, the Statutory Reserve Rate shall be determined based on the reserve percentage for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Fixed Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” shall mean lawful currency of the United Kingdom.

“Subject Period” has the meaning set forth in the definition of the term “Consolidated Net Income” in Section 7.01.

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“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty” means the Amended and Restated Guaranty Agreement dated September 15, 2006 executed by certain Subsidiaries for the benefit of the Agent and the Lenders in substantially the form of Exhibit E hereto.

“Swingline Exposure” means, at any time, the aggregate principal Dollar Amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04 and the loans made pursuant to or outstanding under Section 2.04 of the Existing Agreement which are outstanding on the date hereof.

“Synthetic Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

“Synthetic Purchase Agreement” means any agreement pursuant to which the Borrower or a Subsidiary is or may become obligated to make any payment (i) in connection with the purchase by any third party of any Equity Interest or subordinated Indebtedness or (ii) the amount of which is determined by reference to the price or value at any time of any Equity Interest or subordinated Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Target” means a Person who is to be acquired or whose assets are to be acquired in a transaction permitted by Section 6.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions and similar charges or withholdings imposed by any Governmental Authority.

“Tender Offer” means the offer by the Borrower to purchase up to 11,111,111 shares of its common stock, par value $0.10 per share, including the associated stock purchase rights, at a price not greater than $27.00 nor less than $25.00 per share, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 7, 2006, and the accompanying Letter of Transmittal.

“Tender Offer Materials” has the meaning set forth in Section 3.17.

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“Term Loan” means a Loan made pursuant to paragraph (a) of Section 2.01

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04(b). The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $600,000,000.

“Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means September 15, 2012.

“Three–Month Secondary CD Rate” means, for any day, the secondary market rate for three–month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three–month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

“Total Indebtedness” has the meaning set forth in Section 7.01.

“Transferring Subsidiary” has the meaning set forth in Section 6.04.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Fixed Rate, the Alternate Base Rate or the Federal Funds Effective Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”, “Swingline Loans” or “Term Loan”) or by Type (e.g., a “Fixed Rate Loan”) or by the Available Currency in which it is denominated (e.g., Dollar Loans) or by the Class, Type and Available Currency (e.g., a “Fixed Rate Revolving Dollar Loan”) or any combination of the foregoing. Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Fixed Rate Borrowing”) or by the Available Currency in which it is denominated (e.g., Dollar Borrowings) or by Class, Type and Available Currency (e.g., a “Fixed Rate Revolving Dollar Borrowing”) or by any combination of the foregoing.

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Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Conversion of Foreign Currencies.

(a) Dollar Equivalents. The Agent may determine the Dollar Amount of any amount as required hereby, and a determination thereof by the Agent shall be conclusive absent manifest error. The Agent may, but shall not be obligated to, rely on any determination of any Dollar Amount by the Borrower. The Agent may determine or redetermine the Dollar Amount of any amount on any date either in its own discretion or upon the request of any Lender, including the Dollar Amount of any Loan or Letter of Credit made or issued in an Available Currency other than Dollars.

(b) Rounding–Off. The Agent may set up appropriate rounding–off mechanisms or otherwise round–off amounts hereunder to the nearest higher or lower amount in whole Dollars, Sterling, Euros or smaller denomination thereof to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, whole Sterling, whole Euros or in whole smaller denomination thereof, as may be necessary or appropriate.

ARTICLE II.

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make (a) a single Dollar advance to the Borrower on the Effective Date in a principal amount equal to its Term Loan Commitment and (b) Dollar advances to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

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Section 2.02. Loans and Borrowings.

(a) Allocation Among Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Borrowings. Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Dollar Loans or Fixed Rate Dollar Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings. Each Lender at its option may make any Fixed Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. At the commencement of each Interest Period for any Fixed Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in a minimum amount of $50,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Fixed Rate Borrowings of varying maturities outstanding under the Revolving Loans, the Term Loans and the Swingline Loans.

(d) Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

Section 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Agent of such request by telephone (a) in the case of a Fixed Rate Dollar Borrowing, not later than 1:00 p.m., Dallas, Texas time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Dallas, Texas time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing (no Fed Funds Borrowing is available under the Revolving Loans or Term Loans);

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(v) in the case of a Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Fixed Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Swingline Loans.

(a) Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make advances in such Available Currency as the Borrower may request (each such advance, herein a “Swingline Loan”) to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in: (i) the aggregate principal amount of outstanding Swingline Dollar Loans exceeding $30,000,000; (ii) the aggregate Dollar Amount of the outstanding Euro Loans exceeding $5,000,000; (iii) the aggregate Dollar Amount of outstanding Sterling Loans exceeding $5,000,000; and (iv) the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Dollar Loan to refinance an outstanding Swingline Dollar Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Request for Swingline Borrowing. To request a Swingline Loan, the Borrower shall notify the Swingline Lender of such request by telephone (confirmed by telecopy) (i) in the case of a Fed Funds Borrowing, not later than 1:00 p.m., Dallas, Texas time, on the day of a proposed Borrowing and (ii) in the case of a Euro Borrowing or a Sterling Borrowing, not later than 2:00 p.m., New York, New York time, three Business Days before such Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Fed Funds Borrowing or a Fixed Rate Borrowing;

(iv) in the case of a Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) in the case of a Fixed Rate Borrowing, the Available Currency in which such Borrowing is to be denominated (provided that Fixed Rate Dollar Loans made not be made under the Swingline Loan); and

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(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Swingline Borrowing is specified, then the requested Swingline Borrowing shall be a Fed Funds Dollar Borrowing. If no Interest Period is specified with respect to any requested Fixed Rate Swingline Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each such notice shall be irrevocable. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons as may be designated from time to time by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Dallas, Texas time, on the requested date of such Swingline Loan.

(c) Types of Swingline Borrowings. Subject to Section 2.13, each Swingline Borrowing shall be comprised entirely of Fed Funds Dollar Loans or Fixed Rate Loans denominated in either Euros or Sterling as the Borrower may request in accordance herewith. The Swingline Lender at its option may make any Fixed Rate Swingline Loan by causing any domestic or foreign branch or Affiliate of such Swingline Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d) Minimum Amounts. At the time that each Swingline Dollar Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $1.00 and at the time that each Swingline Euro Borrowing or Swingline Sterling Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $50,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Fixed Rate Borrowings outstanding under the Revolving Loans, the Term Loans and the Swingline Loans.

(e) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Fixed Rate Swingline Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date. No Fixed Rate Dollar Borrowing may be made under the Swingline Loan.

(f) Participations in Swingline Loans. The Swingline Lender may by written notice given to the Agent not later than 12:00 noon, Dallas, Texas time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate Dollar Amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent in Dollars, for the account of the Swingline Lender, the Dollar Amount of such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of Dollars in immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. Upon the funding of a participation under this paragraph (f) in any Euro Loan or

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Sterling Loan, the portion of such Loans so funded shall be converted to Dollar Swingline Loans accruing interest as Fed Funds Loans but JPMorgan’s Applicable Percentage of such Loans shall remain as a Euro Loan or a Sterling Loan. The Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Available Currency in which such Letter of Credit is requested to be issued, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Amount of the LC Exposure shall not exceed $75,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) (provided that any Letter of Credit with a one–year term may provide for the renewal thereof for additional one–year periods not to extend past the date in clause (ii) below) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the applicable Issuing Bank, a participation in

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such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, in Dollars such Revolving Lender’s Applicable Percentage of the Dollar Amount of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Any participation funded under this paragraph (d) shall be converted to Dollar ABR Loans.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount in the applicable Available Currency equal to such LC Disbursement not later than 12:00 noon, Dallas, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Dallas, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Dallas, Texas time, on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing (if such LC Disbursement is denominated in Dollars) or Swingline Loan (if such LC Disbursement is denominated in Dollars or any other Available Currency) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Agent in Dollars, the Dollar Amount of its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Revolving Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing,

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that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Agent, the Lenders, the Issuing Banks, or any of their Related Parties, shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank. The foregoing provisions of this paragraph (f) shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), an Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. An Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall

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continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Creditors, an amount in cash and in the applicable Available Currency equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Article VIII. Each such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) be applied to satisfy the other Obligations in accordance with the terms of paragraph (f) of Section 2.17. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.06. Funding of Borrowings.

(a) Lender Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Dallas, Texas time (or in the case of same day ABR Borrowings, by 2:00 pm, Dallas, Texas time) to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Agent to the Issuing Bank.

(b) Failure to Fund. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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Section 2.07. Interest Elections.

(a) Types of Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Fixed Rate Borrowing, shall have an initial Interest Period and shall be denominated in the applicable Available Currency as specified in such Borrowing Request; provided that the Available Currency applicable to all Fixed Rate Revolving Borrowings and Fixed Rate Term Borrowings shall only be Dollars and the Available Currency applicable to all Swingline Fixed Rate Borrowings shall only be Euros or Sterling. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Fixed Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Election. To make an election pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c) Contents of Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Sections 2.02 and 2.04 and paragraph (e) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing;

(iv) if the resulting Borrowing is a Fixed Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) if the resulting Borrowing is a Fixed Rate Swingline Borrowing, whether such Borrowing will be denominated in Euros or Sterling.

If any such Interest Election Request requests a Fixed Rate Borrowing but does not specify an Interest Period or with respect to Swingline Fixed Rate Borrowings, the Available Currency to be applicable thereto, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration and, with respect to a requested Swingline Fixed Rate Borrowing that does not specify the applicable Available Currency, then the Borrower shall be deemed to have selected a Fed Funds Swingline Dollar Borrowing. Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

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(d) Failure to Designate. If the Borrower fails to deliver a timely Interest Election Request with respect to a Fixed Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing, if outstanding as a Dollar Fixed Rate Borrowing, shall be converted to an ABR Borrowing and if outstanding as a Fixed Rate Borrowing in an Available Currency other than Dollars, shall be continued as a Fixed Rate Borrowing denominated in the same Available Currency with an Interest Period of one month.

(e) Limitation on Election. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing: (i) no outstanding Dollar Borrowing may be converted to or continued as a Fixed Rate Borrowing; (ii) unless repaid, each Dollar Fixed Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto; and (iii) no outstanding Euro or Sterling Borrowing may be continued for an Interest Period longer than one month. A Borrowing may not be converted to or continued as a Fixed Rate Borrowing if after giving effect thereto the Interest Period therefor would commence before and end after a date on which any principal of the Loans is scheduled to be repaid. A Borrowing denominated in one Available Currency may not be converted by the Borrower into a Borrowing of another Available Currency. Euro and Sterling Borrowings may only be made under the Swingline Loan and Fed Funds Borrowings are only available under the Swingline Loan.

Section 2.08. Termination and Reduction of Commitments.

(a) Mandatory Termination. Unless previously terminated: (i) the Term Loan Commitments shall terminate at 5:00 p.m., Dallas, Texas time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) Optional Termination and Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000; (ii) the Revolving Commitments may not be reduced below the amount of the commitments to make Swingline Loans unless such commitments are also reduced; and (iii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c) Notice of Termination or Reduction. The Borrower shall notify the Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) Promise to Pay. The Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving

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Loan of such Lender on the Revolving Maturity Date; (ii) to the Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in paragraph (f) of this Section; (iii) to the Swingline Lender the then unpaid principal amount of each Dollar Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Dollar Loans then outstanding; and (iv) the unpaid principal amount of each Swingline Loan denominated in Euros and each Swingline Loan denominated in Sterling on the Revolving Maturity Date.

(b) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the Available Currency in which such indebtedness is due.

(c) Agent Records. The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, the Available Currency in which it is denominated and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Request for Note. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) Amortization of Term Loan. The Borrower shall repay the Term Borrowings in twenty-four (24) quarterly principal installments as follows:

(i) Twenty (20) installments, each such installment in the amount of $1,500,000, due and payable on the last Business Day of each June, September, December and March of each year commencing on December 31, 2006 and continuing until and including September 30, 2011;

(ii) Three (3) installments, each such installment in the amount equal to twenty-five percent (25%) of the principal amount of the Term Loan outstanding on December 30, 2011, due and payable on December 31, 2011, March 31, 2012 and June 30, 2012; and

(iii) One (1) final installment in the amount of all Term Loans then outstanding, due and payable on the Term Loan Maturity Date.

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Prior to any repayment of any Term Borrowings, the Borrower shall select the Term Borrowing or Term Borrowings to be repaid and shall notify the Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., Dallas, Texas time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

Section 2.10. Prepayments.

(a) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty except for amounts paid in accordance with Section 2.15, subject to the requirements of this Section. Optional prepayments of the Term Loans shall be applied to the installments due thereunder in the inverse order of maturity.

(b) Mandatory Prepayment of Revolving Loans. If on any date of a Revolving Borrowing, any Interest Payment Date, any date of the issuance of a Letter of Credit, any date when a Compliance Certificate is delivered under Section 5.01(c) or any other date selected by the Agent, the (i) Revolving Exposures exceed the Revolving Commitments; (ii) the Sterling Loans exceed a Dollar Amount of $5,000,000; or (iii) the Euro Loans exceed a Dollar Amount of $5,000,000, then, in each case, Borrower shall promptly repay the applicable Borrowing (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Agent pursuant to Section 2.05(j)) by an amount equal to the applicable excess.

(c) Mandatory Prepayment from Excess Cash Flow. Following the end of each fiscal year, beginning with the fiscal year ended March 31, 2007, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the sum of: (i) 50% of Excess Cash Flow for such fiscal year; minus (ii) the aggregate amount of voluntary prepayments made on the Term Loans during such fiscal year; minus (iii) the aggregate amount of voluntary prepayments made on the Revolving Loans during such fiscal year that were accompanied by a permanent reduction of the Revolving Commitments. If the amount calculated pursuant to the foregoing sentence is zero or less, no mandatory prepayment under this paragraph (c) is required. Each prepayment pursuant to this paragraph shall be made within five (5) Business Days after the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated. Notwithstanding anything to the contrary in this paragraph (c), if the Leverage Ratio calculated as of the last day of a fiscal year and for the four fiscal quarters then ended is less than 2.75 to 1.00, then no prepayment will be required under this paragraph (c) for such fiscal year.

(d) Mandatory Prepayment from Net Proceeds of Prepayment Event. In the event and on each occasion that any Net Proceeds are received by or on behalf the Borrower or any Domestic Subsidiary in respect of any Prepayment Event, the Borrower shall, within three (3) Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that:

(i) in the case of any event described in clauses (a) or (b) of the definition of the term Prepayment Event, if the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event, within 180 days after receipt of such Net Proceeds, to acquire or repair assets to be used in the business of the Borrower, then no prepayment shall be required pursuant to this paragraph in respect of such event except (A) to the extent of any Net Proceeds therefrom that have not been so applied within 180 days after receipt of such Net Proceeds, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied or (B) if at the time of the proposed application of the Net Proceeds, a Default exists, then at that time, a prepayment shall be required in an amount equal to such Net Proceeds; and

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(ii) Net Proceeds from a single Prepayment Event shall not be required to be used to prepay Term Borrowings under this paragraph (d) if the aggregate amount of Net Proceeds received from such Prepayment Event do not exceed $1,000,000 unless such Net Proceeds, when added to the aggregate amount of Net Proceeds received from all Prepayment Events occurring in the same fiscal year which are not reinvested pursuant to this paragraph (d) exceed $1,000,000 (in which event the aggregate amount of such Net Proceeds from all such Prepayment Events in excess of $1,000,000, shall then be required to be used to prepay the Term Borrowing under this paragraph (d)).

(e) Designation of Borrowing. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f) Notice of Prepayment. The Borrower shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Fixed Rate Borrowing, not later than 1:00 p.m., Dallas, Texas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing or a Swingline Dollar Borrowing, not later than 1:00 p.m., Dallas, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except: (i) as necessary to apply fully the required amount of a mandatory prepayment; (ii) ABR Loans may be prepaid in minimum amounts equal to $50,000; and (iii) Swingline Loans may be prepaid in any amount. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. Mandatory prepayments of Term Loans shall be applied to installments outstanding thereunder in the inverse order of maturity.

Section 2.11. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in Dollars and in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay in Dollars: (i) to the Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Fixed Rate Revolving Borrowings on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but

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excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate of 1/8 % per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to the Letters of Credit it has issued during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of its Letters of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in Dollars on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Except in the case of errors in payment which have been confirmed by Agent, fees paid shall not be refundable under any circumstances.

Section 2.12. Interest.

(a) ABR. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) Fixed Rate. The Loans comprising each Fixed Rate Borrowing shall bear interest at the Fixed Rate for the Interest Period and Available Currency in effect for such Borrowing plus the Applicable Rate.

(c) Fed Funds. The Dollar Swingline Loans shall bear interest at the Federal Funds Effective Rate in effect from day to day plus 2.25%.

(d) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any ABR or Fed Funds Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) with respect to Fixed Rate Loans, until the end of the Interest Period applicable thereto, the rate otherwise applicable thereto as provided in the preceding paragraphs of this Section plus two percent (2%) and after the end of the Interest Period therefor: (A) if such Fixed Rate Loan is a Dollar Loan, the Alternative Base Rate plus the Applicable Rate plus two percent (2%) and (B) if such Fixed Rate Loan is denominated in an Available Currency other than Dollars, the rate per annum applicable to Fixed Rate Loans of the applicable Class and the applicable Available Currency with a one month Interest Period as the same may change each day plus two percent (2%); or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Borrowings as provided in paragraph (a) of this Section.

(e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, with respect to Revolving Loans upon termination of the Revolving Commitments and, with respect to Term Loans, on the Term Loan Maturity Date; provided

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that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Fixed Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest on Loans, the principal amount of which is denominated in an Available Currency, shall be paid in that Available Currency.

(f) Basis of Accrual. All interest hereunder shall be computed on the basis of a year of 360 days, except that: (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) with respect to any Available Currency as to which a 365 or 366 day year, as the case may be, is customarily used as a basis for such calculation, then interests with respect to Loans denominated in such Available Currency shall be computed on such basis. Interest in all cases shall be calculated and payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Federal Funds Effective Rate or Fixed Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rates pursuant to this Section 2.12.

Section 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Fixed Rate Borrowing:

(a) the Agent determines (which determination shall be conclusive absent manifest error) that through no fault of the Agent adequate and reasonable means do not exist for ascertaining the Fixed Rate for such Interest Period; or

(b) the Agent is advised by the Required Lenders that the Fixed Rate for such Interest Period will not adequately and fairly reflect the cost to the Lenders (as certified by such Required Lenders in a written certificate delivered to Agent and Borrower setting forth in detail the reasons for such Required Lenders’ position) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Fixed Rate Borrowing of the affected type shall be ineffective and (ii) if any Borrowing Request requests a Fixed Rate Borrowing of the affected type, such Borrowing shall be made as a Revolving ABR Borrowing or, with respect to a request for a Swingline Borrowing, such Borrowing shall be made as a Dollar Swingline Loan.

Section 2.14. Increased Costs and Capital Adequacy.

(a) Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the applicable interbank market used to determine a Fixed Rate or any other condition affecting this Agreement or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

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and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. In addition, if the introduction of, changeover to or operation of the Euro in the United Kingdom shall result in an increase in the cost to the Swingline Lender of making or maintaining any Sterling or Euro Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or result in a reduction of the amount of any sum received or receivable by the Swingline Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Swingline Lender, such additional amount or amounts as will compensate the Swingline Lender for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificate Claiming Compensation. A certificate of a Lender or an Issuing Bank setting forth (i) the amount or amounts (including a description of the method of calculating such amount or amounts), necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) the applicable Change in Law and other facts that give rise to such amount or amounts shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Time Frame for Request for Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law or other event giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law or other event giving rise to such increased costs or reductions is retroactive, then the 180–day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of the operation of Section 2.18 or Section 2.21), (b) the conversion of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Fixed Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked

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in accordance therewith), or (d) the assignment of any Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.08, Section 2.18 or Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (including any loss, cost or expense due to currency exchange rates or exchange controls) attributable to such event. In the case of a Fixed Rate Loan, such loss, cost or expense to any Lender shall be deemed to include: (i) an amount determined by such Lender to be the excess, if any, of (A) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Fixed Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (B) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable Available Currency of a comparable amount and period from other banks in the applicable market utilized to determine the related Fixed Rate; (ii) any loss incurred in liquidating or closing out any foreign currency contract; and (iii) any loss arising from any change in the value of Dollars in relation to any Loan made in another Available Currency which was not paid on the date due. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower, shall set forth the method of calculating such amount or amounts and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16. Taxes.

(a) Gross Up. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each recipient of each such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnity. The Borrower shall indemnify the Agent, each Lender, each Issuing Bank, and any other party hereto within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender, such Issuing Bank or other party hereto, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or such Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall set forth in reasonable detail the origin and amount of the payments to be due under this Section 2.16(c) and such certificate shall be conclusive absent manifest error.

(d) Receipt of Payment. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

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(e) Refund. If a Lender, an Issuing Bank or Agent shall become aware that it is entitled to claim a refund from a Governmental Authority specifically in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower, or with respect to which a Borrower has paid additional amounts, pursuant to this Section 2.16, it shall promptly notify Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by Borrower, make a claim to such Governmental Authority for such refund at Borrower’s expense. If a Lender, an Issuing Bank or any Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) specifically in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower had paid additional amounts pursuant to this Section 2.16, it shall within 30 days from the date of such receipt pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out–of–pocket expenses of such Lender, Issuing Bank or Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of such Lender, Issuing Bank or Agent, agrees to repay the amount paid over to Borrower (plus penalties, interest or other charges) to such Lender, Issuing Bank or Agent in the event such Lender, Issuing Bank or Agent is required to repay such refund to such Governmental Authority.

(f) Withholding Tax Forms. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set–Offs.

(a) Payments Generally. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Dallas, Texas time), on the date when due, in immediately available funds in the Available Currency in which the underling obligations being paid is denominated as determined pursuant hereto, without set–off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices in New York, New York, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 and the other paragraphs of this Section 2.17 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) Pro Rata Treatment of Payments. If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements,

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interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Set–Offs. If any Lender shall, by exercising any right of set–off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set–off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Payment Assumption. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) Default by Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(f), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Proceeds of Collateral Received by Agent and Guaranty. All proceeds received by the Agent under the Subsidiary Guaranty and all proceeds received by the Agent from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees of the Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses) owing to the Agent in its capacity as the Agent only.

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Any amount of such proceeds remaining after the applications described in the preceding sentence shall be distributed:

(i) First, to the Agent for application to Loan Obligations and Hedging Obligations Pro Rata (calculated based on the applicable Obligations then outstanding) until all the liquidated Loan Obligations and Hedging Obligations have been satisfied in full and all contingent obligations in respect to Letters of Credit issued under this Agreement in accordance with Section 2.05(j) and all contingent Hedging Obligations have been fully cash collateralized;

(ii) Second, to the Creditors who are owed Deposit Obligations for application to the Deposit Obligations, Pro Rata (calculated based on the Deposit Obligations), until all the liquidated Deposit Obligations have been satisfied in full and all contingent Deposit Obligations have been fully cash collateralized;

(iii) Third, to the Creditors for application to any other Obligation, Pro Rata (calculated based on the Obligations then outstanding), until all of the Obligations have been satisfied in full or cash collateralized; and

(iv) Finally, after all of the Obligations have been satisfied in full or cash collateralized and all commitments and other obligations of the Creditors to the Borrower and the Subsidiaries or any one of them have been terminated or otherwise satisfied, to the Person entitled thereto or as a court of competent jurisdiction may direct or as otherwise required by law.

(g) Incorrect Distribution. If any Creditor receives any proceeds in an amount in excess of the amount such Person is entitled to receive under the terms hereof, such Person shall (a) hold such excess proceeds in trust for the benefit of the Agent until paid over to the Agent and (b) shall promptly pay the excess amount of such proceeds to the Agent. The Agent shall promptly distribute the amount so received to the Creditors entitled thereto in accordance with the terms of this Section 2.17.

(h) Return of Proceeds. If at any time payment, in whole or in part, of any proceeds distributed hereunder is rescinded or must otherwise be restored or returned by the Agent or by any Creditor as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, then each Person receiving any portion of such proceeds agrees, upon demand, to return the portion of such proceeds it has received to the Person responsible for restoring or returning such proceeds.

(i) Proceeds Received Directly by a Creditor. If any Creditor receives any proceeds as a result of the exercise of the right of set–off, banker’s lien or similar right (other than pursuant to the exercise of the right of set–off, banker’s lien or similar right exercised to satisfy any Deposit Obligations) such Person shall: (a) notify the Agent in writing of the nature of such receipt, the date of the receipt and the amount thereof; (b) deduct from the proceeds received any costs or expenses (including attorneys’ fees and expenses) incurred in connection with the acquisition of such proceeds; (c) hold the remaining amount of such proceeds in trust for the benefit of the Agent until paid over to the Agent; and (d) pay the remaining amount of such proceeds to the Agent promptly upon receipt thereof. Upon receipt, the Agent shall promptly distribute the proceeds so received in accordance with Section 2.17(f).

(j) Non–Cash Proceeds. Notwithstanding anything contained herein to the contrary, if the Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any Proceeds received by the Agent (or received directly by any Creditor) to be distributed and shared pursuant to this Article II are in a form other than immediately available funds, the Person receiving such Collateral or Proceeds shall not be required to remit any share thereof under the terms hereof and the Creditors shall only be entitled to their undivided interests in the Collateral or non–cash Proceeds as

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determined hereby. The Creditors shall receive the applicable share of any immediately available funds consisting of Proceeds from such Collateral or proceeds of such non–cash Proceeds so acquired only if and when paid in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Article II is held by the Agent pursuant to this Section 2.17(j), the Agent shall hold such Collateral or other property for the benefit of the Creditors in accordance with their undivided interest therein and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

Section 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Mitigation. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, the Issuing Banks and Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts due under Section 2.15 other than in connection with an assignment resulting from a Lender’s default in its obligations to fund Loans), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19. Unavailability of Foreign Currency Loans. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for the Swingline Lender to make or maintain any Euro Loan or Sterling Loan or to give effect to its obligations as contemplated hereby with respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Swingline Lender make it impracticable for Swingline Loans to be denominated in either the Euro or Sterling, then, by written notice to the Borrower and to the Agent, the Swingline Lender may: (i) declare that such Loans will not thereafter be made, whereupon any request for such a Borrowing shall be deemed a request for a Dollar Loan unless such declaration shall be subsequently

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withdrawn (the Swingline Lender agreeing to withdraw such declaration promptly upon determining that the applicable event or condition no longer exists); and (ii) require that all outstanding Euro Loans or Sterling Loans so affected be repaid.

Section 2.20. European Economic and Monetary Union Provisions. The following paragraphs of this Section shall be effective at and from the commencement of the third stage of EMU by the United Kingdom:

(a) Redenomination and Alternative Currencies. Each obligation under this Agreement which has been denominated in Sterling shall be redenominated into the euro unit in accordance with EMU legislation, provided, that if and to the extent that any EMU legislation provides that following the commencement of the third stage of EMU by the United Kingdom an amount denominated either in the Euro or in Sterling and payable within the United Kingdom by crediting an account of the creditor can be paid by the debtor either in the euro unit or in Sterling, each party to this Agreement shall be entitled to pay or repay any such amount either in the euro unit or in Sterling. Any Fixed Rate Borrowing that would otherwise be denominated in Sterling shall be made in the euro unit and except as provided in the forgoing sentence, any amount payable by the Agent to the Lenders under this Agreement shall be paid in the euro unit.

(b) Payments by the Agent Generally. With respect to the payment of any amount denominated in the euro unit or in Sterling, neither the Agent nor any Lender shall be liable to the Borrower or any Lender in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid if such party shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro unit or, as the case may be, in Sterling) to the account with the bank which shall have specified for such purpose. “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Agent may from time to time determine for the purpose of clearing or settling payments of the Euro.

(c) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to Sterling shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the commencement of the third stage of EMU by the United Kingdom; provided, that if any Fixed Rate Sterling Borrowing is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(d) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement:

(i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Agent may from time to time specify; and

(ii) except as expressly provided in this Section 2.20, each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro the United Kingdom.

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Section 2.21. Increase of Revolving Commitments. By written notice sent to the Agent (which the Agent shall promptly distribute to the Revolving Lenders), the Borrower may request an increase of the aggregate amount of the Revolving Commitments: (i) by an aggregate amount equal to any integral multiple of $5,000,000 and (ii) by an amount not to exceed $100,000,000; provided that (i) no Default shall have occurred and be continuing and (ii) the aggregate amount of the Revolving Commitments shall not previously have been increased more than four times pursuant to this Section 2.21. Each Revolving Lender, in its sole and absolute discretion, shall determine whether it will increase its Revolving Commitment. If one or more of the Revolving Lenders will not be increasing its Revolving Commitment pursuant to such request, then, with notice to the Agent and the other Revolving Lenders, another one or more financial institutions, each as approved by the Borrower and the Agent (a “New Lender”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Revolving Lenders (the “Increase Amount”); provided, that the Revolving Commitment of each New Lender shall be at least $5,000,000 and the maximum number of New Lenders shall be five (5). Upon receipt of notice from the Agent to the Lenders and the Borrower that the Revolving Lenders, or sufficient Revolving Lenders and New Lenders, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrower shall agree, which shall be at least $5,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrower, the Agent and the Revolving Lenders willing to increase their respective Revolving Commitments and the New Lenders (if any) shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached hereto as Exhibit C. If all existing Revolving Lenders shall not have provided their pro rata portion of the requested increase, then after giving effect to the requested increase the outstanding Revolving Loans may not be held pro rata in accordance with the new Revolving Commitments. In order to remedy the foregoing, on the effective date of the Increased Commitment Supplement the Revolving Lenders shall make advances among themselves, such advances to be in amounts sufficient so that after giving effect thereto, the Revolving Loans shall be held by the Revolving Lenders pro rata according to their respective Revolving Commitments. The advances made by a Revolving Lender under this Section 2.21 shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of one or more of the Revolving Lenders who received the advances. The Revolving Commitments of the Revolving Lenders who do not agree to increase their Revolving Commitments can not be reduced or otherwise changed pursuant to this Section 2.21.

ARTICLE III.

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01. Organization; Powers. Each of the Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Loan Documents to be entered into by the Borrower and each Guarantor and the consummation of the transaction contemplated by the Tender Offer are within their respective corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower or any of the Guarantors is to be a party, when executed and delivered, will constitute, a legal, valid and binding obligation of, the

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Borrower or such Guarantor (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The execution, performance and delivery of the Loan Documents by the Borrower and the Guarantors and the consummation of the transactions contemplated by the Tender Offer: (a) do not require any consent or approval of, registration or filing with (other than the inclusion of this Agreement as an exhibit to routine filings under the 1934 Act or any other action by, any Governmental Authority except for such consents, approvals, registrations and filings which have already been obtained or made, (b) will not violate any applicable law or regulation or the charter, by–laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate in any material respect or result in a material default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries except for the payment of the purchase price of the tendered stock in connection with the Tender Offer, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries.

Section 3.04. Financial Condition; No Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended March 31, 2006 reported on by independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year–end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Contingent Liabilities, etc. Except: (i) as disclosed in the financial statements referred to above or the notes thereto and (ii) for the Disclosed Matters, none of the Borrower or the Subsidiaries has, as of the Effective Date, any contingent liabilities, unusual long–term commitments or unrealized losses which could reasonably be expected to result in a Material Adverse Effect.

(c) Material Adverse Change. Except for the Disclosed Matters, since March 31, 2006 there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.

Section 3.05. Properties.

(a) Title. Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Collateral), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes free and clear of all Liens other than Permitted Encumbrances and Liens permitted by paragraphs (b) through (c) of Section 6.02;

(b) Intellectual Property. Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

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Section 3.06. Litigation and Environmental Matters.

(a) Pending Actions. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Tender Offer.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Material Adverse Effect. The Disclosed Matters, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07. Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment Company Status. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 of the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 of the fair market value of the assets of all such underfunded Plans.

Section 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of the Subsidiaries is subject,

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and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement, any other Loan Document or the Tender Offer Materials or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.12. Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries other than those listed on Schedule 3.12 hereto and those Subsidiaries owned by Foreign Subsidiaries (which are not listed on Schedule 3.12). As of the Effective Date, Schedule 3.12 sets forth the jurisdiction of incorporation or organization of each Subsidiary directly owned by the Borrower and each Domestic Subsidiary, the percentage of Borrower’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by Borrower, the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each Domestic Subsidiary and the authorized, issued and outstanding Equity Interests of each Subsidiary directly owned by the Borrower and each Domestic Subsidiary.

Section 3.13. Insurance. Each of the Borrower and the Subsidiaries maintain with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies and in such amounts as are usually carried by businesses engaged in similar activities as the Borrower and the Subsidiaries and located in similar geographic areas in which the Borrower and the Subsidiaries operate.

Section 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters in any material respect. All material amounts due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

Section 3.15. Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans and the consummation of the Tender Offer: (a) the fair value of the assets of Borrower and each Guarantor, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower and each Guarantor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower and each Guarantor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower and each Guarantor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date. As used in this Section 3.15, the term “fair value” means the amount at which the applicable assets would change hands between a willing buyer and a willing seller within a reasonable time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both and “present fair saleable value” means the amount that may be realized if the applicable company’s aggregate assets are sold with reasonable promptness in an arm’s length transaction under present conditions for the sale of a comparable business enterprises.

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Section 3.16. Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock; provided that proceeds of a Loan may be used to purchase margin stock in a Permitted Acquisition and to repurchase Borrower’s capital stock as part of the Tender Offer and otherwise in accordance with the limitations of Section 6.06 if, in each case, after applying the proceeds of the applicable Loan: (a) not more than 25% of the value of the Borrower’s and the Guarantor’s assets is represented by the margin stock or (b) the Loan can otherwise be made in compliance with Regulations U of the Board of Governors of the Federal Reserve System.

Section 3.17. Tender Offer. Without limiting the generality of the other representations and warranties set forth in this Article III:

(a) Tender Offer Materials. The Borrower has filed with all necessary Governmental Authorities (including, without limitation, the SEC) a Schedule TO (the “Schedule TO”) in accordance with Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), including all exhibits and the other material required by Rule 13e-4(c) (the “Tender Offer Materials”) in substantially the form furnished to the Lenders. The Schedule TO, the Tender Offer Materials and all forms of such other documents to be filed with the SEC or other Governmental Authorities or published or distributed to holders of shares of the Borrower’s common stock will comply in all material respects with the applicable provisions of the 1934 Act and the rules and regulations promulgated thereunder, and neither the Schedule TO, including its exhibits, nor the other Tender Offer Materials nor any of such other documents or other materials distributed in connection with the Tender Offer contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Compliance with Law. The making and the consummation of the Tender Offer by the Borrower complies with all applicable requirements of law, including, without limitation, the 1934 Act and the rules and regulations thereunder, the requirements of the Delaware General Corporation Law (including, Section 160 thereof), and any other applicable regulations of the SEC or any other Governmental Authority. The aggregate amount of funds utilized by the Borrower to repurchase its stock pursuant to the Tender Offer do not exceed the Borrower’s surplus.

(c) Pending Actions. There are no restraining or other order issued or investigation, proceeding or litigation commenced or threatened before the SEC or any other Governmental Authority with respect to the making or consummation of the Tender Offer or the other transactions contemplated in the Schedule TO and the Tender Offer Materials or with respect to the ownership of shares of the common stock of the Borrower by the Borrower.

Section 3.18. Perfection of Security Interests. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Creditors a valid and enforceable security interest in the Collateral to secure the Obligations. With respect to each of the Borrower and each Guarantor, upon the filing of UCC-1 Financing Statements under the Uniform Commercial Code in the jurisdiction of its organization naming it as the debtor, the Administrative Agent as the secured party and describing the property it owns which is included as Collateral, the security interest in that portion of the Collateral in which a security interest may be perfected by filing of a financing statement under the Uniform Commercial Code will be perfected and will be prior to any other financing statement or other Lien. Upon delivery to the Administrative Agent of the certificates evidencing the Equity Interests of the Domestic Subsidiaries included in the Collateral and duly executed blank stock powers relating thereto, the security interest if favor of the Administrative Agent granted under the Security Agreement therein

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will be perfected and will be prior to any other security interest created under the Uniform Commercial Code and such security interest will otherwise be acquired by the Administrative Agent free of any adverse claims.

ARTICLE IV.

Conditions

Section 4.01. Effective Date. The effectiveness of this Agreement to amend and restate the Existing Agreement as herein contemplated and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Agent (or its counsel) shall have received from each party hereto (including the Borrower) either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Effective Date) of counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, the Guarantors, the Loan Documents and the Tender Offer as the Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Agent shall have received the Subsidiary Guaranty and the Security Agreement duly executed by the parties thereto.

(d) The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and each Guarantor, the power and authority of Borrower and each Guarantor to execute, deliver and perform the Loan Documents to which each is a party and any other legal matters relating to the Borrower, any Guarantor or the Loan Documents, all in form and substance satisfactory to the Agent and its counsel.

(e) Subject to the terms of Section 4.02 of the Security Agreement, the Agent shall have received stock certificates representing all of the outstanding capital stock or other Equity Interests of each Subsidiary (other than Acxiom CDC, Inc. and any Foreign Subsidiary owned by a Foreign Subsidiary) owned by or on behalf of the Borrower or any Guarantor as of the Effective Date (except that stock certificates representing capital stock or other Equity Interests issued by a Foreign Subsidiary shall be limited to 65% of the outstanding Equity Interest of such Foreign Subsidiary), and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates.

(f) Subject to the terms of Section 4.02 of the Security Agreement, the Agent shall have received all documentation, including amendments to Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement;

(g) The lenders party to the Existing Agreement who are not Lenders hereunder shall have agreed to assign their interest in the Existing Agreement to JPMorgan on terms and pursuant to an Assignment and Assumption satisfactory to JPMorgan;

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(h) The Agent and J.P. Morgan Securities Inc. shall have received all fees and other amounts due and payable on or prior to the Effective Date, including with respect to the Agent and JP Morgan Securities Inc. only, to the extent invoiced, reimbursement or payment of all out–of–pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(i) The Agent shall have received satisfactory evidence that all consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Tender Offer shall have been obtained. The Tender Offer, shall, substantially simultaneously with the funding of Loans on the Effective Date, be consummated in accordance with the documentation governing the terms thereof and applicable law, without any amendment to or waiver of any material terms or conditions of such documentation not approved by the Required Lenders. The Agent shall have received copies of the Tender Offer Materials.

(j) The Agent shall have received evidence that Moody’s and S&P have issued a credit rating applicable to this Agreement satisfactory to the Agent.

(k) The Agent shall have received payment of an amount equal to all unpaid interest and fees accrued under the Existing Agreement to the Effective Date, together with all other fees, expenses and other charges outstanding thereunder, including any charges due under Section 2.15 of the Existing Agreement arising as a result of the termination of the Interest Periods thereunder on the Effective Date.

(l) The Borrower shall have made a repayment of the loans outstanding on the Effective Date under the Existing Agreement to the extent necessary so that the total Revolving Exposure will not exceed the total Revolving Commitments under this Agreement as of the Effective Date.

(m) The representations and warranties of the Borrower and the Guarantors set forth in the Loan Documents shall be true and correct in all material respects.

(n) No Default shall have occurred and be continuing.

The Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., Dallas, Texas time, on October 15, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02. Each Credit Event. The obligations of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower and the Guarantors set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) At the time of and immediately after such Borrowing, the Revolving Exposures shall not exceed the Revolving Commitments, the Dollar Amount of all Sterling Loans shall not exceed $5,000,000 and the Dollar Amount of all Euro Loans shall not exceed $5,000,000.

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Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Section 4.03. Effective Date Advances and Adjustments. On the Effective Date, the aggregate amount of the revolving commitments under the Existing Agreement is changed hereunder but not all Lenders are participating in the Revolving Commitments based on their pro rata percentages established under the Existing Agreement. As a result, the revolving loans outstanding under the Existing Agreement which are continued hereunder will not be held pro rata by the Lenders in accordance with their Applicable Percentages determined hereunder. To remedy the foregoing, on the Effective Date and upon fulfillment of the conditions in Section 4.01, the Lenders shall make advances among themselves (which may be through the Agent) so that after giving effect thereto the Revolving Loans will be held by the Lenders, pro rata in accordance with their respective Applicable Percentages hereunder. The advances made on the Effective Date under this Section by each Lender whose Applicable Percentage is new or has increased under this Agreement (as compared to its applicable percentage under the Existing Agreement) shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Applicable Percentage has decreased (as compared to its applicable percentage under the Existing Agreement). The advances made under this Section shall be ABR Borrowings made under each Lender’s Revolving Commitment unless another Type of Borrowing is selected by the Borrower to be applicable thereto.

ARTICLE V.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Agent and each Lender:

(a) Annual Audit. Within 90 days after the end of each fiscal year of the Borrower, (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) the Borrower’s unaudited consolidating balance sheet and related statement of operations as of the end of and for such year, both certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidating basis in accordance with GAAP consistently applied;

(b) Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous

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fiscal year and its unaudited consolidating balance sheet and statement of operations for the same period, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year–end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. Concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Article VII, (iii) setting forth reasonably detailed calculations demonstrating the calculation of the Applicable Rate, (iv) certifying as to the Borrower’s compliance with Section 2.10(d) for the period covered by such financial statements, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) Accountants Report. Concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) Annual Budget. If requested by the Agent, a detailed consolidated budget for the fiscal year designated by the Agent (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of any such budget delivered under this paragraph;

(f) Governmental Reports. Promptly after the same become publicly available, copies of all annual and quarterly reports and proxy statements filed by the Borrower or any Subsidiary with the SEC (or any Governmental Authority succeeding to any or all of the functions of SEC) which reports and statements may be furnished electronically and all other material reports or statements filed by the Borrower or any Subsidiary with SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, which reports and statements may be furnished electronically; and

(g) Other Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document (including, the compliance with the provisions of Section 6.01(k), Section 6.04(i), Section 6.05(c) and Section 6.06(f), as the Agent or any Lender may reasonably request.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting, the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

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(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business in such a manner so that no Material Adverse Effect will result.

Section 5.04. Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.06. Insurance. The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance with respect to its properties and business against such casualties and contingencies and in such amounts as shall be in accordance with the general practices of businesses engaged in similar activities as the Borrower and the Subsidiaries and in similar geographic areas in which the Borrower and the Subsidiaries operate, containing such terms, in such forms and for such periods as may be reasonable and prudent. The Borrower will furnish to the Lenders, upon request of the Agent, information in reasonable detail as to the insurance so maintained.

Section 5.07. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.08. Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority

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applicable to it or its property (including Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Loans and Swingline Loans will be used to finance the Tender Offer, to finance the fees and expenses incurred by the Borrower in connection with the Tender Offer, for working capital, the repayment of Indebtedness to the extent permitted or otherwise not restricted hereunder and other general corporate needs of the Borrower. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only to support the general corporate needs of the Borrower and the Subsidiaries.

Section 5.10. Additional Subsidiaries; Additional Guarantors. If any Domestic Subsidiary is formed or acquired after the Effective Date, the Borrower will: (i) notify the Agent thereof, and (ii) promptly after such Subsidiary is formed or acquired: (A) cause such Subsidiary to become a party to the Subsidiary Guaranty and the Security Agreement pursuant to the completion and execution of a Subsidiary Joinder Agreement (as such term is defined in the Security Agreement) and promptly take such actions to create and perfect Liens intended to be created on such Subsidiary’s accounts, Equity Interests, and related assets under the terms of the Security Agreement to secure the Obligations as the Agent shall reasonably request; and (B) cause such Subsidiary to execute and deliver any and all further documentation and take such further action as the Agent deems necessary or advisable to (1) grant, perfect and protect such Liens, (2) to evidence the authority of such Subsidiary to grant such Liens and (3) for the Agent to obtain the full benefits of this Agreement and the other Loan Documents, but subject to the exclusions set forth in the Security Agreement; and (C) cause the Equity Interest issued by such Subsidiary to be pledged pursuant to the Security Agreement by the owner thereof.

Section 5.11. Further Assurances. The Borrower will execute, and will cause each Guarantor to execute, any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which either the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents all at the expense of the Borrower.

Section 5.12. Compliance with Agreements. The Borrower will, and will cause each Subsidiary to, comply with all agreements, contracts, and instruments binding on it or affecting its properties or business other than such noncompliance which is not reasonably expected to have a Material Adverse Effect.

ARTICLE VI.

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals, replacements and other modifications of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

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(c) Indebtedness owed by Borrower to a Guarantor or by a Guarantor to Borrower or the Guarantor’s parent;

(d) Guarantees by the Borrower or any Guarantor of any Indebtedness of the Borrower or any Guarantor;

(e) Indebtedness owed by a Foreign Subsidiary to Borrower or owed by a Foreign Subsidiary to its parent incurred in accordance with the restrictions set forth in Section 6.04(i);

(f) Guarantees provided in accordance with the restrictions set forth in Section 6.04(i) by the Borrower or a Subsidiary of Indebtedness of a Foreign Subsidiary;

(g) Indebtedness incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return–of–money bonds, and other similar obligations not exceeding at any time outstanding a Dollar Amount equal to $25,000,000 in aggregate liability;

(h) Indebtedness constituting of obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on Borrower’s or a Subsidiaries’ behalf in accordance with the policies issued to Borrower and the Subsidiaries;

(i) Indebtedness arising in connection with Hedging Agreements entered into in the ordinary course of business to enable Borrower or a Subsidiary (i) to limit the market risk of holding currency in either the cash or futures market or (ii) to fix or limit Borrower’s or any Subsidiaries’ interest expense;

(j) Indebtedness arising as a result of the licensing of software or data by the Borrower and the Subsidiaries; and

(k) The following Indebtedness which may only be created, incurred or assumed if no Default exists or would result therefrom and if after giving proforma effect to such Indebtedness, the Borrower shall be in compliance with Article VII as of the most recently ended fiscal quarter of Borrower:

(i) Purchase Money Indebtedness of the Borrower;

(ii) unsecured Indebtedness (other than obligations in respect of Hedging Agreements and Guarantees of Indebtedness of others) of the Borrower;

(iii) in addition to Purchase Money Indebtedness of the Borrower, other secured Indebtedness of the Borrower (other than obligations of the Borrower under any Hedging Agreement and Guarantees of Indebtedness of others); provided that as of the date of the incurrence of such Indebtedness and after giving effect thereto the sum of (A) the aggregate principal Dollar Amount of such secured Indebtedness of Borrower then outstanding (not including any Purchase Money Indebtedness) plus (B) the aggregate outstanding principal Dollar Amount of all secured Indebtedness assumed by Subsidiaries in accordance with the permissions set forth in clause (iv) of this Section and then outstanding (but not including any Purchase Money Indebtedness), shall not exceed $30,000,000 at any time;

(iv) secured Indebtedness of any Person that becomes a Subsidiary after the date hereof or is merged with or into a Subsidiary in accordance with the permissions herein set forth and

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extensions, renewals, replacements and other modifications of any such Indebtedness; provided that: (A) such Indebtedness exists at the time such Person becomes a Subsidiary or was so merged and is not created in contemplation of or in connection with such Person becoming a Subsidiary or merger and (B) as of the date of the incurrence of such Indebtedness under the permissions of this clause (iv) and after giving effect thereto, the sum of (1) the aggregate principal Dollar Amount of the secured Indebtedness of Borrower then outstanding and incurred under the permission of clause (iii) (not including any Purchase Money Indebtedness) plus (2) the aggregate outstanding principal Dollar Amount of all secured Indebtedness incurred or assumed under this clause (iv) and then outstanding (but not including any Purchase Money Indebtedness) shall not exceed $30,000,000 at any time;

(v) unsecured Indebtedness of any Person that becomes a Subsidiary after the date hereof or is merged with or into a Subsidiary in accordance with the permissions herein set forth; provided that such Indebtedness exists at the time such Person becomes a Subsidiary or was so merged and is not created in contemplation of or in connection with such Person becoming a Subsidiary or merger;

(vi) Indebtedness (other than obligations in respect of Hedging Agreements, Guarantees of Indebtedness of others and Indebtedness in respect of mandatory redemption or mandatory dividend rights on Equity Interests) of the Subsidiaries incurred after the Effective Date and owed to any Person other than the Borrower or any Subsidiary; provided that as of the date of the incurrence of such Indebtedness under the permissions of this clause (vi) and after giving effect thereto, the aggregate principal Dollar Amount of all such Indebtedness incurred under the permissions of this clause (vi) then outstanding shall not exceed $15,000,000 (excluding the principal Dollar Amount of the Indebtedness incurred under the other permissions of this Section 6.01); and

(vii) Purchase Money Indebtedness of the Foreign Subsidiaries which is owed to any Person other than the Borrower or any Subsidiary; provided the aggregate outstanding principal Dollar Amount of all Purchase Money Indebtedness owed by the Foreign Subsidiaries (including, any of such Indebtedness outstanding on the Effective Date and identified on Schedule 6.01) shall never exceed $25,000,000.

Section 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances and Liens created by the Security Agreement and the other Loan Documents;

(b) Any Lien on any asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, replacements and other modifications thereof that do not increase the outstanding principal amount thereof;

(c) The following Liens which may only be created, incurred or assumed if no Default exists or would result therefrom:

(i) Any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the date hereof in accordance with Section 6.04 prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other assets of the

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 55

Borrower or any Subsidiary, (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, replacements and other modifications thereof that do not increase the outstanding principal amount thereof; (D) the Indebtedness secured thereby is otherwise permitted by clauses (i), (iii), (iv) or (vii) of Section 6.01(k); and (E) such Lien does not attach to any of the Collateral;

(ii) Consensual Liens securing Purchase Money Indebtedness otherwise permitted hereby; and

(iii) Consensual Liens on assets of the Borrower or a Subsidiary that are not required to be Collateral securing Indebtedness of the granting Person permitted by, with respect to the Borrower, clause (iii) of Section 6.01(k) and with respect to a Subsidiary, clause (vi) of Section 6.01(k).

Section 6.03. Fundamental Changes.

(a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall exist: (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into or consolidate with any other Subsidiary if the surviving Person assumes the obligations of the applicable Subsidiary under the Loan Documents, if any, and is solvent as contemplated under Section 3.15 hereunder after giving effect to such merger or consolidation, except that a Significant Subsidiary that is a Domestic Subsidiary may not be merged into or consolidated with a Foreign Subsidiary; (iii) any Subsidiary that is not party to the Subsidiary Guaranty may liquidate or dissolve if its assets are transferred to Borrower or a Significant Subsidiary and the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and (iv) Borrower or any Subsidiary may consolidate with or merge with any other Person in connection with an acquisition permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to make or permit to exist any Investment except:

(a) Permitted Investments and Investments by Foreign Subsidiaries which are held or made outside the United States of the same or similar quality as the Permitted Investments;

(b) Investments existing on the Effective Date and set forth on Schedule 6.04;

(c) Investments by Borrower or any Subsidiary in, and the purchase by the Borrower or any Subsidiary of, Equity Interests of any Guarantor;

(d) Indebtedness (including Guarantees) permitted by paragraphs (c) and (d) of Section 6.01;

(e) Loans and advances to employees for business expenses incurred in the ordinary course of business;

(f) The Borrower or any Subsidiary (the “Acquiring Company”) may acquire assets constituting a business unit of any Subsidiary (a “Transferring Subsidiary”) if the Acquiring Company

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 56

assumes all the Transferring Subsidiary’s liabilities, including all liabilities of the Transferring Subsidiary under the Loan Documents to which it is a party and if all of the capital stock of the Transferring Subsidiary is owned directly or indirectly by the Acquiring Company (and, following such assignment and assumption, such Transferring Subsidiary may wind up, dissolve and liquidate) except that no Foreign Subsidiary may acquire assets of a Domestic Subsidiary in such a transaction;

(g) If no Default exists or would result therefrom, a Permitted Acquisition if, after giving proforma effect to any Indebtedness and EBITDAR of the Person to be acquired or whose assets are to be acquired, (i) Borrower shall have a Senior Leverage Ratio of no more than 2.25 to 1.00 calculated for the most recently ended fiscal quarter of Borrower prior to the date of the proposed acquisition, or (ii) if such Senior Leverage Ratio as so calculated is more than 2.25 to 1.00, then the Purchase Price for the proposed acquisition in question together with the Purchase Prices paid for all acquisitions consummated in the same fiscal year of Borrower does not exceed a Dollar Amount equal to $75,000,000;

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i) In addition to the Investments permitted by paragraphs (a) through (h) of this Section 6.04, any other Investment by the Borrower or any Subsidiary; provided that as of the date of any such proposed Investment and after giving effect thereto:

(i) no Default exists

(ii) either: (A) the Borrower’s Senior Leverage Ratio calculated after giving proforma effect to such Investment to be made and for the most recently ended fiscal quarter of Borrower prior to the date of such Investment shall not exceed 2.25 to 1.00, or (B) if such Senior Leverage Ratio as so calculated for such date is more 2.25 to 1.00, then:

(1) if the proposed Investment is to be made in, to or for the benefit of a Foreign Subsidiary, then the Dollar Amount of the Outstanding Investments made in, to or for the benefit of Foreign Subsidiaries is less than or equal to four percent (4%) of the Borrower’s Consolidated Tangible Assets as determined for the most recently ended fiscal quarter of Borrower prior to the date of such Investment; and

(2) if the proposed Investment is to be made in, to or for the benefit of a Person who is not a Subsidiary, then the Dollar Amount of the Outstanding Investments made in, to or for the benefit of Persons who are not Subsidiaries is less than or equal to one and one half percent (1.5%) of the Borrower’s Consolidated Tangible Assets as determined for the most recently ended fiscal quarter of Borrower prior to the date of such Investment.

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Section 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales, transfers and dispositions of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business and the sale, lease or sublease of equipment to customers in the ordinary course of business;

(b) sales, transfers and dispositions to the Borrower or a Subsidiary in accordance with Section 6.04;

(c) sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section 6.05 (including a disposition pursuant to a Synthetic Lease permitted hereby; pursuant to a sale and leaseback transaction if the Indebtedness incurred in connection therewith is permitted under paragraph (k) of Section 6.01 or of property subject to the Arkansas Enterprise Zone Program (which allows the Borrower or a Subsidiary to obtain a refund of Arkansas State sales and use taxes with respect thereto) in connection with a sale and leaseback transaction) if:

(i) no Default exists or would result therefrom,

(ii) no Collateral is being disposed of unless a Subsidiary is being disposed of under this paragraph (c) then the Collateral pledged by that Subsidiary and the Equity Interests issued by that Subsidiary may be disposed of under the permissions of this paragraph (c), and

(iii) the Borrower complies with its obligations under Section 2.10(d) with respect to the Net Proceeds of such sales, transfers and other disposition of assets; and

(d) other sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section 6.05 (such other sales, transfers and other dispositions herein the “Dispositions”): if: (x) no Default exists or would result therefrom, (y) no Collateral is being disposed of unless a Subsidiary is being disposed of under this paragraph then the Collateral pledged by that Subsidiary and the Equity Interests issued by that Subsidiary may be disposed of under the permissions of this paragraph; and (z) after giving effect to such Disposition, the aggregate book value of all such assets sold, transferred or otherwise disposed of since the Effective Date under the permissions of this paragraph (d) would not exceed a Dollar Amount equal to the greater of (i) $50,000,000 or (ii) twelve percent (12%) of the Accumulated Asset Value, calculated as of the date of the Disposition;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraph (b) above) shall be made for fair value as determined by the Borrower in good faith. If a Subsidiary is disposed of under the permissions of this Section, the Agent is authorized to release such Subsidiary from its obligations under the Loan Documents without the consent or agreement of any Lender.

Section 6.06. Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except, that:

(a) Borrower may repurchase shares of its common stock in connection with the Tender Offer provided the aggregate amount paid by Borrower to repurchase such shares (excluding the expenses incurred in connection therewith) does not exceed $300,000,000;

(b) Borrower may declare and pay dividends ratably with respect to its common stock in an aggregate amount not to exceed $30,000,000 in any fiscal year of the Borrower and Subsidiaries may declare and pay dividends ratably with respect to their common stock;

(c) Borrower and any Subsidiary may make regularly scheduled interest and principal payments as and when due in respect of any Indebtedness;

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(d) Borrower and any Subsidiary may refinance any Indebtedness to the extent permitted by Section 6.01;

(e) Borrower and any Subsidiary may pay secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(f) Borrower and any Subsidiary may prepay permitted Purchase Money Indebtedness; and

(g) In addition to the Restricted Payments permitted by paragraphs (a) through (f) of this Section 6.06, the Borrower may declare and make any other Restricted Payment if:

(i) as of the date of any such proposed Restricted Payment and after giving effect thereto, no Default exists;

(ii) either: (A) the Borrower’s Senior Leverage Ratio calculated after giving proforma effect to Restricted Payment to be made for the most recently ended fiscal quarter of Borrower prior to the date of such Restricted Payment shall not exceed 2.00 to 1.00, or (B) if such Senior Leverage Ratio as so calculated for such date is more 2.00 to 1.00, then the sum of the aggregate amount paid by the Borrower for such Restricted Payments made under the permission of this paragraph (g) in the then current fiscal year plus the aggregate amount of the Restricted Payment to be made does not exceed $50,000,000.

Section 6.07. Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) transactions in the ordinary course of business that are on prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s–length basis from unrelated third parties and (b) any Restricted Payments permitted by Section 6.06.

Section 6.08. Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date and identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding in any material respect the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions and conditions imposed by the documentation executed in connection with the financing permitted by clauses (ii), (iii) or (vi) of Section 6.01(k) as long as such restrictions and conditions: (A) are no more onerous to the Borrower and the Subsidiaries and no more beneficial to the parties entitled to the protections thereof, than the restrictions and conditions hereunder and (B) permit the Borrower and the Subsidiaries to create, incur or permit to exist any Lien their respective assets (in addition to the Collateral) in favor of the Agent to secure the Obligations, (v) paragraph (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) paragraph (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, Page 59

Section 6.09. Change in Fiscal Year. Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal year is calculated.

ARTICLE VII.

Financial Covenants

Section 7.01. Leverage Ratio. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of Total Indebtedness as of such date to Adjusted EBITDAR for the twelve months ending the last day of such fiscal quarter to exceed 3.00 to 1.00. As used in this Agreement, the following terms have the following meanings:

“Adjusted EBITDAR” means, for any period (the “Subject Period”), the total of the following calculated without duplication for such period: (a) Borrower’s EBITDAR; plus (b), on a pro forma basis, the pro forma EBITDAR of each Prior Target or, as applicable, the EBITDAR of a Prior Target attributable to the assets acquired from such Prior Target, for any portion of such Subject Period occurring prior to the date of the acquisition of such Prior Target or the related assets but only to the extent such EBITDAR for such Prior Target can be established in a manner satisfactory to the Agent based on financial statements of the Prior Target prepared in accordance with GAAP; minus (c) the EBITDAR of each Prior Company and, as applicable but without duplication, the EBITDAR of Borrower and each Subsidiary attributable to all Prior Assets, in each case for any portion of such Subject Period occurring prior to the date of the disposal of such Prior Companies or Prior Assets.

“Consolidated Net Income” means, for any period and any Person (a “Subject Person”), such Subject Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding any extraordinary, nonrecurring, nonoperating or noncash gains or losses, including or in addition, the following:

(i) the income (or loss) of any Person (other than a subsidiary) in which the Subject Person or a subsidiary has an ownership interest; provided, however, that (A) Consolidated Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Subject Person or such subsidiary in the form of dividends or similar distributions and (B) Consolidated Net Income shall be reduced by the aggregate amount of all Investments, regardless of the form thereof, made by the Subject Person or any of its subsidiaries in such Person for the purpose of funding any deficit or loss of such Person;

(ii) the income of any subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Subject Person or a subsidiary is not permitted, whether on account of any restriction in by–laws, articles of incorporation or similar governing document, any agreement or any law, statute, judgment, decree or governmental order, rule or regulation applicable to such subsidiary;

(iii) any gains or losses accrued on foreign currency receivables or on foreign currency payables of the Subject Person or a subsidiary organized under the laws of the United States which are not realized in a cash transaction;

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(iv) the equivalent Dollar Amount of that portion of the income or loss of any foreign subsidiary or of any foreign Person (other than a subsidiary) in which the Subject Person or subsidiary has an ownership interest that is attributable to the increases or decreases due to the fluctuation of a foreign currency exchange rate after the Effective Date;

(v) the income or loss of any Person acquired by the Subject Person or a subsidiary for any period prior to the date of such acquisition; and

(vi) the income from any sale of assets in which the accounting basis of such assets had been the book value of any Person acquired by the Subject Person or a subsidiary prior to the date such Person became a subsidiary or was merged into or consolidated with the Subject Person or a subsidiary.

The gains or losses of the type described in clauses (i) through (vi) of this definition shall only be excluded in determining consolidated net income if the aggregate amount of such gains or losses exceed, in either case (i.e., gains or losses), $1,000,000 in the period of calculation. If a gain or loss is to be excluded from the calculation of consolidated net income pursuant to the foregoing $1,000,000 threshold, the whole gain or loss shall be excluded, not just that amount in excess of the threshold.

“EBITDAR” means, for any period and any Person, the total of the following each calculated without duplication on a consolidated basis for such period: (a) Consolidated Net Income; plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining Consolidated Net Income; plus (c) interest expense (including the interest portion of Capital Lease Obligations) deducted in determining Consolidated Net Income; plus (d) amortization and depreciation expense deducted in determining Consolidated Net Income; plus (e) all rentals paid or payable under any operating leases which, in each case, have been deducted in determining Consolidated Net Income.

“Prior Assets” means assets that have been disposed of by a division or branch of Borrower or a Subsidiary in a transaction with an unaffiliated third party approved in accordance with this Agreement which would not make the seller a “Prior Company” but constitute all or substantially all of the assets of such division or branch.

“Prior Company” means any Subsidiary whose capital stock or other Equity Interests have been disposed of, or all or substantially all of whose assets have been disposed of, in each case, in a transaction with an unaffiliated third party approved in accordance with this Agreement.

“Prior Target” means all Targets acquired or whose assets have been acquired in a transaction permitted by Section 6.04 of this Agreement or Section 6.04 of the Existing Agreement.

“Total Indebtedness” means, at the time of determination, the sum of the following determined for Borrower and the Subsidiaries on a consolidated basis (without duplication): (a) the amount of outstanding Loans under this Agreement as of the date of determination; plus (b) all obligations for borrowed money, other than the Loans, or with respect to deposits or advances of any kind; plus (c) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, other than the Loans; plus (d) all obligations of such Person upon which interest charges are customarily paid,

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other than the Loans; plus (e) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; plus (f) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); plus (g) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (provided that for purposes of this clause (g) the amount of any such Indebtedness shall be deemed not to exceed the higher of the market value or the book value of such assets); plus (h) all Capital Lease Obligations; plus (i) all obligations, contingent or otherwise, of such Person: (i) as an account party in respect of letters of credit and letters of guaranty; and (ii) arising under all Guarantees of such Person; plus (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; plus (k) all obligations, contingent or otherwise, for the payment of money under any non–compete, consulting or similar agreement entered into with the seller of a Target or any other arrangements providing for the deferred payment of the purchase price for an acquisition; plus (l) all Indebtedness arising in connection with Hedging Agreements and preferred Equity Interests; plus (m) the net present value of all future payments to be made under all Synthetic Leases and any other operating leases (calculated by discounting all payments from their respective due dates to the date of determination in accordance with accepted financial practice, on the basis of a 360 day year and at a discount factor equal to 8%); minus (n) to the extent included in clauses (a) through (m) of this definition, the amount reflected on the Borrower’s consolidated balance sheet as software license liabilities. The deferred purchase price of property or services to be paid through earnings of the purchaser to the extent such amount is not characterized as liabilities in accordance with GAAP shall not be included in “Total Indebtedness”.

Section 7.02. Fixed Charge Coverage. As of the last day of each fiscal quarter, the Borrower shall not permit the ratio of (a) the sum of the following for Borrower and the Subsidiaries calculated on a consolidated basis in accordance with GAAP: (i) EBITDAR; minus (ii) Capital Expenditures to (b) Fixed Charges, all calculated for the twelve months ending on the last day of such fiscal quarter, to be less than 1.25 to 1.00. As used in this Section 7.02, “Fixed Charges” means for any period, the sum of the following for the Borrower and the Subsidiaries calculated on a consolidated basis without duplication for such period: (a) the aggregate amount of interest, including payments in the nature of interest under Capitalized Lease Obligations; (b) the scheduled amortization of Indebtedness paid or payable; (c) operating lease rentals; (d) all dividends and other distributions made by Borrower on account of Equity Interests (excluding any repurchases of the Borrower’s capital stock which are held as treasury stock or cancelled after the purchase); and (e) payments on leases or other obligations assumed from customers under service agreements to the extent such arrangements are not treated as operating leases, Capital Lease Obligations or long term debt.

ARTICLE VIII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

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(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respects when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or Section 5.03 (with respect to the existence of the Borrower) or in Articles VI or VII;

(e) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after taking into account any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to any Indebtedness that becomes due as a result of the voluntary prepayment of such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

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(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could or does result in a liability equal to or in excess of $10,000,000 or could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall have occurred and a period of 60 days shall have elapsed after the occurrence thereof;

(n) any Lien purported to be created under any Loan Document shall cease to be, or shall be asserted by Borrower or any Guarantor not to be, a valid and perfected Lien on any Collateral, with the priority required hereby, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent’s failure to maintain possession of any promissory notes or other instruments delivered to it under the Security Agreement;

(o) either the Subsidiary Guaranty or the Security Agreement shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or the Borrower or any Guarantor shall so state in writing;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without any further notice of intent to accelerate, notice of acceleration, presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without notice of intent to accelerate, notice of acceleration, presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition to the other rights and remedies that the Lenders may have upon the occurrence of an Event of Default, the Required Lenders may direct the Agent to exercise the rights and remedies available to it under the Subsidiary Guaranty and the Security Agreement.

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ARTICLE IX.

Agent

Section 9.01. Appointment. Each of the Lenders, each Affiliate of any Lender who is owed any Obligations, and the Issuing Bank hereby irrevocably appoints the Agent as its agent (and confirms and continues such appointment under the Existing Agreement) and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Intercreditor Agreement is being amended and restated pursuant to the terms hereof and JPMorgan’s appointment as the “Collateral Agent” thereunder is hereby confirmed and continued under the terms of this Agreement. Any reference in any Loan Document to the “Collateral Agent” or the “Agent” shall, as the context requires, include JPMorgan in its capacity as both the “Agent” hereunder and as the “Collateral Agent” as originally appointed under the Intercreditor Agreement. Each of the Lenders, each Affiliate of any Lender who is owed any Obligations, and the Issuing Bank hereby confirms and acknowledges that the Agent has succeeded to all of the interests, powers, rights and liabilities of the “Collateral Agent” under the Intercreditor Agreement including, without limitation, its role as the “Agent” under the Security Agreement.

Section 9.02. Rights as a Lender. The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

Section 9.03. Limitation on Duties and Immunities. The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 9.04. Reliance on Third Parties. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper

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Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Subagents. The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub–agents appointed by the Agent. The Agent and any such sub–agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub–agent and to the Related Parties of the Agent and any such sub–agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

Section 9.06. Successor Agent. Subject to the appointment and acceptance of a successor as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub–agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Agent.

Section 9.07. Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08. Other Agents. Bank of America, N.A. has been designated as syndication agent and SunTrust Bank, Wachovia Bank, National Association and Deutsche Bank Securities Inc. have been designated as “co-documentation agents” hereunder in recognition of the level of each of their Commitments. No such Lender is an agent for the Lenders and no such Lender shall have any obligation hereunder other than those existing in its capacity as a Lender. Without limiting the foregoing, no such Lender shall have or be deemed to have any fiduciary relationship with or duty to any Lender.

Section 9.09. Powers and Immunities of Issuing Bank. No Issuing Bank nor any of their respective Related Parties shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, (a) no Issuing Bank shall have any duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for the Agent, (b) no Issuing Bank shall be required to initiate any litigation or collection proceedings under

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any Loan Document, (c) no Issuing Bank shall be responsible to any Lender or the Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder, (d) an Issuing Bank may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Agent; provided, however, that no Issuing Bank shall be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

Section 9.10. Lender Affiliate Rights. No Affiliate of any Lender shall have any right to give any direction to the Agent in the exercise of the Agent’s rights and obligations under the Loan Documents nor does any such Affiliate have any right to consent to, or vote on, any matter hereunder. The Agent shall have no duties or responsibilities to any Affiliate of any Lender except those expressly set forth in the Loan Documents. Notwithstanding the foregoing: (i) neither the Agent, the Borrower nor any Guarantor shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender; and (ii) no Affiliate of any Lender that is owed any Obligation shall be included in the determination of the Required Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of this Agreement or any other Loan Documents. The Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Obligation owed to such Affiliate shall be considered the Obligation of its related Lender for all purposes under this Agreement and the other Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under this Agreement and the other Loan Documents.

Section 9.11. Permitted Release of Collateral.

(a) Automatic Release. If the Borrower or any Subsidiary sells any Collateral which is permitted to be disposed of under Section 6.03 or Section 6.05, the Liens in the Collateral granted to the Agent under the Loan Documents shall automatically terminate and the Collateral will be disposed of free and clear of all Liens of the Agent.

(b) Written Release. The Agent is authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is permitted to be sold upon the Borrower certifying in writing to the Agent that the proposed disposition of Collateral is permitted under Section 6.03 or Section 6.05 of this Agreement, unless the Agent is aware that the proposed disposition is not permitted under the terms of the Loan Documents. To the extent the Agent is required to execute any release documents in accordance with the immediately preceding sentence (and paragraph (a) above), the Agent shall do so promptly upon request of the Borrower. If the sale or other disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released with the in accordance with the provisions of Section 10.02(b).

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ARTICLE X.

Miscellaneous

Section 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at One Information Way, Little Rock, Arkansas 72202, Attention of Chief Financial Officer (Telecopy No. 501–342–3913);

(b) if to the Agent, JPMorgan as an Issuing Bank, the Swingline Lender or to JPMorgan, as a Lender, 2200 Ross Avenue, 3rd Floor, Dallas, Texas 75201, Attention of Brian McDougal, (Telecopy No. 214–965–3849), with a copy to JPMorgan Chase Bank, Loan Agency Services, 1111 Fannin, 10th Floor, Houston, Texas 77002; Attention: Marlies Iida, Telephone No. (713) 750–2353; Telecopy No. (713) 750–2228; and

(c) if to a Lender to it at its address (or telecopy number) set forth in the most recent Administrative Questionnaire delivered to the Agent by such Lender in connection with the execution of this Agreement, the Existing Agreement, the Prior Agreements or in the Assignment and Assumption pursuant to which such Lender became a party hereto or thereto.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 10.02. Waivers; Amendments.

(a) No Waiver; Rights Cumulative. No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders

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or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (including the Term Loan Maturity Date and the Revolving Maturity Date), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b), (c) or (f) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or Lenders of any Class, as the case may be), (vi) release any Guarantor from the Subsidiary Guaranty or limit its liability in respect of the Subsidiary Guaranty or authorize the Agent to release any Collateral except as specifically permitted by Section 9.11 of this Agreement or if not permitted by such section, without the consent of each Lender nor (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, an Issuing Bank or the Swingline Lender without the prior written consent of the Agent, such Issuing Bank or the Swingline Lender, as the case may be; (2) the Agent shall be obligated and shall have the power without the consent of any Lender to release a Guarantor from the Subsidiary Guaranty and release the Collateral pledged by such Guarantor, if the Guarantor is sold in accordance with the restrictions on the disposition of assets set forth in Section 6.05 and (3) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class of Lenders. Notwithstanding any other provisions of this Section 10.02 to the contrary, this Agreement may be amended pursuant to an Increased Commitment Supplement executed in accordance with Section 2.21 which only needs to be signed by the Borrower, the Agent and the Lenders increasing or providing new Revolving Commitments thereunder.

Section 10.03. Expenses; Indemnity; Damage Waiver.

(a) Expenses. The Borrower shall pay (i) all reasonable out–of–pocket expenses incurred by the Agent and J.P. Morgan Securities Inc. and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for Agent and J.P. Morgan Securities Inc. in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out–of–pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder and (iii) all out–of–pocket expenses incurred by the Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out–of–pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b) Borrower Indemnity. THE BORROWER SHALL INDEMNIFY THE AGENT, J.P. MORGAN SECURITIES INC., EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT, THE PRIOR AGREEMENTS, THE EXISTING AGREEMENT, THE INTERCREDITOR AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY AN ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY REAL PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE SUBSIDIARIES, (IV) THE FAILURE TO PAY ANY LOAN OR LC DISBURSEMENT DENOMINATED IN AN AVAILABLE CURRENCY, OR ANY INTEREST THEREON, IN THE AVAILABLE CURRENCY IN WHICH SUCH LOAN WAS MADE OR APPLICABLE LETTER OF CREDIT ISSUED, OR (V) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. IT IS THE EXPRESSED INTENT OF THE PARTIES HERETO THAT THE INDEMNITY IN THIS PARAGRAPH (B) SHALL, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED TO HAVE RESULTED FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNITEE.

(c) Lenders’ Indemnity. To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such. For purposes of the foregoing sentence, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loan and unused Revolving Commitments at the time. To the extent that the Borrower fails to pay any amount required to be paid by it to any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to the applicable Issuing Bank or the Swingline Lender, as the case may be, such Revolving Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim,

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damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Issuing Bank or the Swingline Lender in its capacity as such. For purposes of the foregoing sentence, a Revolving Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Revolving Commitments at the time.

(d) Damage Waiver. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Due on Demand. All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.04. Successors and Assigns.

(a) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of JPMorgan that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of JPMorgan that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee; and

(B) the Agent, provided that no consent of the Agent shall be required for an assignment of (1) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (2) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Agent otherwise consent, which consent will not be unreasonably withheld or delayed, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

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(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate level information (which may contain material non public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to

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make any payment required to be made by it pursuant to Section 2.04(f), 2.05(d), 2.05(e), 2.06(b), 2.17(d) or 10.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c) Participation. (i) Any Lender may, without the consent of the Borrower, the Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender.

(d) Pledge. Any Lender may, without the consent or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive

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and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness; Amendment and Restatement of Existing Agreement and the Intercreditor Agreement.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE AGENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF (INCLUDING THE PRIOR AGREEMENT) AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and the Borrower and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement amends and restates in its entirety the Existing Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the commitment under or the indebtedness outstanding in connection with the Existing Agreement nor does it constitute a novation with respect to such commitment or such indebtedness. The Borrower, the Agent and the Lenders ratify and confirm each of the Loan Documents entered into prior to the Effective Date (but excluding the Existing Agreement) and agree that such Loan Documents continue to be legal, valid, binding and enforceable in accordance with their respective terms. However, for all matters arising prior to the Effective Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed.

(b) This Agreement amends and restates in its entirety the Intercreditor Agreement but the appointment of JPMorgan as “Collateral Agent” thereunder continues under the terms of this Agreement. For all matters arising prior to the Effective Date, the terms of the Intercreditor Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed.

(c) The Borrower and each Guarantor represents and warrants that as of the Effective Date there are no claims or offsets against or defenses or counterclaims to its obligations under the Existing Agreement, the Intercreditor Agreement or any of the other Loan Documents. TO INDUCE THE LENDERS AND THE AGENT TO ENTER INTO THIS AGREEMENT, THE BORROWER AND EACH GUARANTOR WAIVES ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE EFFECTIVE DATE AND RELATING TO THE INTERCREDITOR AGREEMENT, LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Texas.

(b) Jurisdiction. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING

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OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality. The Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT

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IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13. Maximum Interest Rate.

(a) Limit to Maximum Rate. No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the weekly rate ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code.

(b) Savings Clause. No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Borrower and each Lender shall, to the extent permitted by applicable law, (a) characterize any non–principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the obligations outstanding hereunder so that interest for the entire term does not exceed the Maximum Rate.

Section 10.14. Intercompany Subordination.

(a) Debt Subordination. Borrower agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) as herein provided. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness shall be made or given, directly or indirectly by or on behalf of any Guarantor or received, accepted, retained or applied by Borrower unless and until the Senior Indebtedness shall have been paid in full in cash; except that prior to the occurrence and continuance of an Event of Default, each Guarantor shall have the right to make payments, and the

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Borrower shall have the right to receive payments on the Subordinated Indebtedness from time to time as may be determined by Borrower. After the occurrence and during the continuance of an Event of Default, no payments of principal, interest or other amounts may be made or given, directly or indirectly, by or on behalf of any Guarantor or received, accepted, retained or applied by Borrower unless and until the Senior Indebtedness shall have been paid in full in cash. If any sums shall be paid to Borrower by any Guarantor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by the Borrower for the benefit of Agent and the Lenders and shall forthwith be paid to and applied by Agent against the Senior Indebtedness in accordance with the terms hereof. For purposes of this Section 10.14, the term (i) “Subordinated Indebtedness” means, with respect to a Guarantor, all indebtedness, liabilities, and obligations of such Guarantor to Borrower, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Borrower and (ii) “Senior Indebtedness” means, with respect to each Guarantor, all of the obligations, indebtedness and liability of the such Guarantor to the Agent, the Issuing Banks and the Lenders, or any of them, arising pursuant to the Subsidiary Guaranty or any of the other Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including any and all post–petition interest and expenses (including attorneys’ fees) whether or not allowed under any bankruptcy, insolvency, or other similar law.

(b) Lien Subordination. Borrower agrees that any and all Liens (including any judgment liens), upon any Guarantor’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens upon any Guarantor’s assets securing payment of the Senior Indebtedness or any part thereof, regardless of whether such Liens in favor of Borrower, Agent or any Lender presently exist or are hereafter created or attached. Without the prior written consent of Agent, Borrower shall not (i) file suit against any Guarantor or exercise or enforce any other creditor’s right it may have against any Guarantor, or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any obligations of any Guarantor to Borrower or any Liens held by Borrower on assets of any Guarantor.

(c) Bankruptcy. In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving any Guarantor as debtor, Agent shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness until the Senior Indebtedness has been paid in full in cash. Agent may apply any such dividends, distributions, and payments against the Senior Indebtedness in accordance with the terms hereof.

(d) Notation of Indebtedness. Borrower agrees that all promissory notes and other instruments evidencing Subordinated Indebtedness shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Section 10.14.

Section 10.15. Judgment Currency. This is a loan transaction in which the specification of Sterling, Euro or Dollars is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by a party

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hereto of the full amount of the Original Currency payable to such party. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall be the applicable Spot Rate. The obligation of the Borrower and the Guarantors in respect of any such sum due from it to the Agent, any Issuing Bank or any Lender under any Loan Document (in this Section 10.15 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the judgment currency so adjudged to be due; and the Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

Section 10.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 10.17. Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

ACXIOM CORPORATION, as the Borrower

By:	/s/ Dathan A. Gaskill
Dathan A. Gaskill, Corporate Finance Leader

JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank, who was formerly The Chase Manhattan Bank who was successor in interest by merger to Chase Bank of Texas, National Association) as the Agent, the Issuing Bank, the Swingline Lender, as a Lender, and a the “Collateral Agent” under the Intercreditor Agreement

By:	/s/ Brian McDougal
Brian McDougal, Vice President

BANK OF AMERICA, N.A., as syndication agent and as a Lender

By:	/s/ Fred L. Thorne
Name:	Fred L. Thorne
Title:	Managing Director

SUNTRUST BANK, as co-documentation agent and as a Lender

By:	/s/ Bryan W. Ford
Name:	Bryan W. Ford
Title:	Director

WACHOVIA BANK, NATIONAL
ASSOCIATION, as co-documentation agent and as a Lender

By:	/s/ Jiong Liu
Name:	Jiong Liu
Title:	Vice President

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DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Yvonne Tilden
Name:	Yvonne Tilden
Title:	Vice President

ARVEST BANK, as a Lender

By:	/s/ Pat Murphy
Name:	Pat Murphy
Title:	SVP

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ David P. Cagle
David P. Cagle, Managing Director

By:	/s/ Robert L. Nelson
Robert L. Nelson, Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Bruce Wicks
Name:	Bruce Wicks
Title:	First Vice President

NATIONAL CITY BANK (formerly known as National City Bank of The Midwest), as a Lender

By:	/s/ Eric Hartman
Eric Hartman,
Vice President

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THE BANK OF NEW YORK, as a Lender

By:	/s/ Burke Kennedy
Name:	Burke Kennedy
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Douglas M. Barnell
Douglas M. Barnell, Manager

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Holland
Name:	John Holland
Title:	Senior Vice President

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